UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Hayward Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-(6)(i)(1) and 0-11

2024 Notice of Annual Meeting of Stockholders & Proxy Statement

April 17, 2024

To the Stockholders of Hayward Holdings, Inc.:

You are cordially invited to attend the 2024 annual meeting of stockholders of Hayward Holdings, Inc. (the “Company”) for the fiscal year ended December 31, 2023 (the “Annual Meeting”), to be held virtually via live webcast on Thursday, May 30, 2024, at 8:00 a.m. Eastern Time. You can attend and participate in the Annual Meeting online, vote your shares electronically, and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/HAYW2024.

Our decision to hold the Annual Meeting virtually is driven by our commitment to enhancing accessibility and enabling attendance for all stockholders. This format not only reduces costs but also lessens the environmental footprint traditionally linked with physical meetings.

During the Annual Meeting you will be asked to (i) elect as directors the five nominees identified in the accompanying proxy statement to serve until the end of their respective specified terms and their successors are duly elected and qualified; (ii) approve, on an advisory basis, the compensation of our named executive officers; (iii) ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024; and (iv) transact such other business as may properly come before the Annual Meeting or any postponements, adjournments or continuations thereof.

Your vote is important to us. Whether or not you plan to participate in the Annual Meeting, it is important that your shares be represented and voted. For your convenience, you can vote promptly and submit your proxy via the internet, by telephone, or by completing and mailing a proxy card. Instructions on how to vote are found in the “Q&A—How do I Vote” section of the Proxy Statement.

On behalf of the Company and the Board of Directors, we thank you for your continued support and investment in Hayward Holdings, Inc. We look forward to your participation in the Annual Meeting.

Sincerely,

Kevin P. Holleran

President, Chief Executive Officer and Director

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 30, 2024	8:00 AM ET	Virtual meeting at www.virtualshareholdermeeting.com/HAYW2024
You can attend and participate in the 2024 annual meeting of stockholders of Hayward Holdings, Inc. (the “Annual Meeting”) online, vote your shares electronically, and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/HAYW2024. You will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials (the “Notice”) or proxy card to access the Annual Meeting platform. Smart phone users can point your camera to the QR code provided in your Notice and vote without entering a control number.
MEETING AGENDA
1.

Elect three nominees identified in the accompanying proxy statement as Class III directors for three-year terms expiring in 2027, one nominee identified in the accompanying proxy statement as a Class II director for a two-year term expiring in 2026, and one nominee identified in the accompanying proxy statement as a Class I director for a one-year term expiring in 2025, and, in each case, until a successor is duly elected and qualified;

2.	To approve, on an advisory basis, the compensation of our named executive officers;
3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024; and
4.	To transact such other business as may properly come before the Annual Meeting or any postponements, adjournments, or continuations thereof.
RECORD DATE
Our Board of Directors has fixed the close of business on April 2, 2024 as the record date (the “Record Date”) for the Annual Meeting. Only stockholders of record as of the Record Date are entitled to notice of and to vote at the Annual Meeting. Each share of common stock that you own represents one vote for each of the matters to be acted upon at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
MATERIALS FOR REVIEW
We are again electronically disseminating Annual Meeting materials to our stockholders, as permitted under the “Notice and Access” rules approved by the U.S. Securities and Exchange Commission. Stockholders will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access Annual Meeting materials via the internet. The Notice also provides instructions on how to obtain paper copies if preferred. We encourage you to review these materials in preparation for the Annual Meeting.
WAYS TO VOTE

Stockholders may vote in advance of the Annual Meeting:

•            By internet at www.proxyvote.com

•            By toll-free telephone at 1-800-690-6903

•            By completing and mailing your proxy card (if you received printed proxy materials) to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717

Voting at the Annual Meeting:

•            By attending the virtual meeting

•            If you previously voted, you may still vote online at the Annual Meeting

By order of the Board of Directors,

Susan M. Canning

Senior Vice President, Chief Legal Officer, and Corporate Secretary

YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the virtual Annual Meeting, you are urged to vote and submit your proxy as soon as possible by following the voting procedures described in these proxy materials.

TABLE OF CONTENTS
PROXY SUMMARY	1
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING	6
Why are you holding a virtual Annual Meeting and how can stockholders attend?	6
What matters am I voting on and how does the Board of Directors recommend that I vote?	6
Who is entitled to vote?	6
Who are stockholders of record?	6
Who are street name stockholders?	6
How many votes are needed for approval of each proposal?	7
What is a quorum?	7
How do I vote?	7
Can I change my vote?	8
What is the effect of giving a proxy?	8
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?	8
How are proxies solicited for the Annual Meeting?	8
How may my broker, bank or other nominee vote my shares if I fail to provide timely directions?	8
Where can I find the voting results of the Annual Meeting?	8
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?	9
What is the deadline to propose stockholder actions and director nominations for consideration at next year’s annual meeting of stockholders?	9
How can I access the bylaws?	10
BOARD OF DIRECTORS	11
Board of Directors Composition	11
Information Regarding Directors and Nominees	12
Nominees for Director	13
Continuing Directors	15
PROPOSAL NO. 1 ELECTION OF DIRECTORS	17
Nominees	17
Vote Required; Recommendation of the Board of Directors	17
CORPORATE GOVERNANCE	18
Corporate Governance Overview and Fiscal Year 2023 Highlights	18
Sustainability at Hayward	18
Board Leadership	19
Director Independence	19
Meetings of the Board of Directors	20
Board Committees	20
Membership and Functions of the Committees of the Board	20
Corporate Governance Guidelines	22
Identification and Evaluation of Nominees for Directors; Board Diversity	22
Summary of Director Skills, Competencies and Attributes	22
Compensation Committee Interlocks and Insider Participation	23
Code of Ethics for Senior Executive and Financial Officers and Business Conduct Policy	23
Related Party Transaction Policy	23
Role of the Board in Risk Oversight	23
Role of the Board In Sustainability and Corporate Social Responsibility Oversight	24
Communications with the Board of Directors	24
Non-Employee Director Compensation	24
Director and Officer Indemnification Agreements	26
Institutional Investor Outreach	26
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TABLE OF CONTENTS

(continued)

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PROXY SUMMARY

You are receiving this proxy statement and the accompanying form of proxy in connection with the solicitation of proxies by the Board of Directors of Hayward Holdings, Inc., a Delaware corporation, for use at the 2024 annual meeting of stockholders (the “Annual Meeting”) and any postponements, adjournments, or continuations thereof. In this proxy statement, the terms “Hayward,” “the Company,” “we,” “us” and “our” refer to Hayward Holdings, Inc. “Fiscal Year 2023” refers to the year ended December 31, 2023. The mailing address of our principal executive offices is 1415 Vantage Park Drive, Suite 400, Charlotte, North Carolina 28203.

This Proxy Summary highlights selected information related to our Annual Meeting, corporate governance, executive compensation, and fiscal year 2023 financial performance. For more information about these topics, please see the more detailed sections of this proxy statement and 2023 annual report (the “2023 Annual Report”).

THE ANNUAL MEETING

2024 Annual Meeting of the Stockholders

Thursday, May 30, 2024

8:00 a.m. Eastern Time

www.virtualshareholdermeeting.com/HAYW2024

Record Date: April 2, 2024

For more information about how to vote on the proposals and attend and participate in the Annual Meeting, see “Q&A — Information About the

Proxy Materials and Our Annual Meeting” in this proxy statement.

OVERVIEW OF HAYWARD FOR 2023

Global leader in pool and outdoor living technology with a highly recognized brand
Strong, recurring aftermarket sales driven by one of the largest installed bases in the world
Energy-efficient, environmentally sustainable products catering to increased focus on outdoor living
Industry-leading smart home technology (Omni) for increased pool owner connectivity and automation

(1) Aftermarket sales represent the ongoing repair, replacement, remodeling and upgrading of equipment for existing pools.

OVERVIEW OF BOARD OF DIRECTORS DIVERSITY AND EXPERIENCE

0-2 YEARS	2-5 YEARS	5+ YEARS	30s	40s	50s	60s	WHITE	AFRICAN- AMERICAN	MALE	FEMALE

OVERVIEW OF DIRECTOR SKILLS

-------------------

*	Technical Experience (direct experience to subject matter during career)

Managerial Experience (knowledge from direct managerial experience)

OVERVIEW OF 2023 EXECUTIVE COMPENSATION

Our Named Executive Officers (“NEOs”)

Named Executive Officer	Position
Kevin Holleran	President, Chief Executive Officer
Eifion Jones	Senior Vice President, Chief Financial Officer
Susan Canning	Senior Vice President, Chief Legal Officer and Corporate Secretary
John Collins	Senior Vice President, Chief Commercial Officer
Fernando Blasco	Vice President, General Manager Europe & Rest of the World
Richard Roetken	Former President, North America

Our Compensation Philosophy and Key Practices

Attract and Retain Top Executive Talent	Align Corporate and Financial Objectives	Align Long-Term Interests of Executives and Stockholders	Drive Market-Leading Performance

Base Salary Provides the level of market-based compensation to attract, retain and recognize talent in key roles required for the operation of the Company	Stock Ownership Guidelines Maintain robust stock ownership guidelines to strengthen the alignment of interests between our NEOs and our stockholders

Annual Incentive Plan

Provides short-term incentives directly linked to achievement of the Company’s financial and operational performance; compensation committee may award discretionary bonuses to our NEOs in recognition of their contributions during the year

Change-in-Control Provisions “Double trigger” severance benefits for NEOs in the event of termination following a change-in-control

Long-Term Incentives Aligns the long-term financial interests of NEOs and stockholders	No Pledging or Hedging NEOs are prohibited from pledging Company stock or engaging in transactions designed to hedge the value of the Company’s stock

Independent Compensation Consultant Engaged an independent compensation consultant to advise our compensation committee and management	Benefits and Perquisites No excessive perquisites or special benefits for NEOs

Peer Group Benchmarking Benchmark to compensation peer group to evaluate NEO compensation relative to competitive pay market standards	Incentive Based Compensation Clawback Policy Maintain an Incentive Compensation Clawback Policy, which reinforces our commitment to our business objectives

Our Key Executive Compensation Elements and Mix

2023 Key Executive Compensation Elements
Compensation Element	Base Salary	Bonus	Equity
Form of Delivery	Cash	Cash	Options	Restricted Stock Units (“RSUs”)	Performance Stock Units (“PSUs”)
Performance Emphasis	Short-term		Long-term
Performance Measures/ Value Realization	Fixed component of compensation for services provided to the Company	Adjusted EBITDA Adjusted Free Cash Flow ESG-related goals	Value based on HAYW stock price on exercise date	Value based on HAYW stock price on vesting dates	Adjusted EBITDA Margin & Return on Gross Invested Capital
Performance/Vesting Period	Ongoing	1 year	Generally vest annually over 3 years	Generally vest annually over 3 years	Generally measured and vest at the end of 3-year period
Payout Determination	Primarily benchmarked against Peer Group, reflecting the executive’s skill set, experience, role and responsibilities	Primarily based on level of achievement against financial and operational goals, and may include discretionary bonus to recognize individual contributions	Completion of continued service through each vesting date	Completion of continued service through each vesting date	Based on level of achievement against financial goals and continued service through performance period

2023 CEO Target Compensation Mix

84%
At Risk
Base Salary 16%
Annual Incentive 19%
Equity Incentive 65%

2023 Other NEO Target Compensation Mix

66%
At Risk
Base Salary 34%
Annual Incentive 19%
Equity Incentive 47%

2023 LTI Award Mix

20%
40%
40%
Stock Options
Restricted Stock Units
Performance-based Stock Units

VOTING MATTERS AND BOARD RECOMMENDATIONS

PROPOSALS	For More Information	Board Recommendation
PROPOSAL NO. 1 Election of three nominees identified in this proxy statement as Class III directors for three-year terms expiring in 2027, one nominee identified in this proxy statement as a Class II director for a two-year term expiring in 2026, and one nominee identified in this proxy statement as a Class I director for a one-year term expiring in 2025, and, in each case, until a successor is duly elected and qualified.	17	FOR each nominee
PROPOSAL NO. 2 Approval, on an advisory basis, of the compensation of our named executive officers.	27	FOR
PROPOSAL NO. 3 Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024.	53	FOR

Stockholders will also transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

On April 17, 2024, proxy materials or a Notice of Internet Availability for the Annual Meeting (the “Notice”) were first made available on the internet at www.proxyvote.com and mailed to our stockholders.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING

The information provided in the “questions and answers” format below is for your convenience only and summarizes certain of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

WHY ARE YOU HOLDING A VIRTUAL ANNUAL MEETING AND HOW CAN STOCKHOLDERS ATTEND?

We will be hosting the Annual Meeting via live webcast only. We believe hosting our Annual Meeting virtually helps to expand access, facilitate stockholder attendance, reduce costs and enable improved communication. It also reduces the environmental impact of our Annual Meeting. To participate in our virtual Annual Meeting, visit www.virtualshareholdermeeting.com/HAYW2024 with your 16-digit control number included in the Notice if you are a stockholder of record of shares of common stock (or on your proxy card if you are a stockholder of record and requested paper copies of the Annual Meeting materials), or included with your voting instructions received from your broker, bank or other nominee if you are a street name stockholder, as described below.

The Annual Meeting live webcast will begin promptly at 8:00 a.m., Eastern Time, on Thursday, May 30, 2024. Stockholders may vote and submit questions while attending the meeting online. We encourage you to join the meeting prior to the start time. Online check-in will begin at 7:45 a.m., Eastern Time. Participants should allow plenty of time to log in and confirm that they can hear streaming audio prior to the start of the virtual Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number: 844-986-0822 (U.S.) or +1-303-562-9302 (international).

WHAT MATTERS AM I VOTING ON AND HOW DOES THE BOARD OF DIRECTORS RECOMMEND THAT I VOTE?

PROPOSAL	BOARD OF DIRECTORS VOTING RECOMMENDATION

PROPOSAL NO. 1

Election of three nominees identified in this proxy statement as Class III directors for three-year terms expiring in 2027, one nominee identified in this proxy statement as a Class II director for a two-year term expiring in 2026, and one nominee identified in this proxy statement as a Class I director for a one-year term expiring in 2025, and, in each case, until a successor is duly elected and qualified.

FOR each nominee
PROPOSAL NO. 2 Approval, on an advisory basis, of the compensation of our named executive officers.	FOR
PROPOSAL NO. 3 Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024.	FOR

Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. You may be asked to consider any other business that properly comes before the Annual Meeting.

WHO IS ENTITLED TO VOTE?

Holders of our common stock, par value $0.001 (our “common stock”), as of the close of business on the Record Date will be entitled to one vote for each share of our common stock held by them on the Record Date with respect to all matters to be acted upon at the Annual Meeting. As of the Record Date, there were 214,716,389 shares of our common stock outstanding and entitled to be voted at the Annual Meeting, which does not include 28,666,369 shares held by the Company in treasury.

WHO ARE STOCKHOLDERS OF RECORD?

If shares of our common stock are registered directly in your name with our transfer agent Equiniti Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy and indicate your voting choices directly to the individuals listed on the proxy card or to vote virtually at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

WHO ARE STREET NAME STOCKHOLDERS?

If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares in the manner provided in the voting instructions you receive from your broker, bank or other nominee. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Street name stockholders are also invited to attend the virtual Annual Meeting. However, because a street name stockholder is not the stockholder of record, you may not vote your shares of our common stock virtually at the Annual Meeting unless you follow your broker, bank or other nominee’s procedures for obtaining a legal proxy. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

HOW MANY VOTES ARE NEEDED FOR APPROVAL OF EACH PROPOSAL?

PROPOSAL	VOTE NEEDED FOR APPROVAL AND EFFECT OF ABSTENTIONS AND BROKER NON-VOTES

PROPOSAL NO. 1

Election of three nominees identified in this proxy statement as Class III directors for three-year terms expiring in 2027, one nominee identified in this proxy statement as a Class II director for a two-year term expiring in 2026, and one nominee identified in this proxy statement as a Class I director for a one-year term expiring in 2025, and, in each case, until a successor is duly elected and qualified.

Our certificate of incorporation and bylaws state that, to be elected, a nominee must receive a plurality of the votes, which means that the nominees that receive the highest number of votes of the shares present in person (by means of remote communication) or represented by proxy and entitled to vote on the election of directors at the Annual Meeting “FOR” are elected as directors. Broker non-votes (which are described below) will not count in determining the outcome of the election of directors. Our Corporate Governance Guidelines further state that, in the event of an uncontested director election (such as this director election), where the votes “withheld” from a director nominee’s election exceed the votes cast “FOR” that nominee’s election, such nominee shall be required to submit his or her resignation to the Board of Directors for its consideration. The Board of Directors will then have the opportunity to determine whether to accept or reject such tendered resignation.
PROPOSAL NO. 2 Approval, on an advisory basis, of the compensation of our named executive officers.	Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are seeking an advisory vote from our stockholders to approve the compensation of our named executive officers for Fiscal Year 2023, as disclosed in this proxy statement. Abstentions and broker non-votes will not be included in the vote totals for this matter and, accordingly, will have no impact on the outcome of the vote on this matter. This vote is not binding upon the Company, our Board of Directors or the compensation committee. Nevertheless, the Board of Directors and the compensation committee value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions regarding the Company’s named executive officers.
PROPOSAL NO. 3 Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024.	The ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock entitled to vote on the proposal that are present in person (by means of remote communication) at the Annual Meeting or represented by proxy at the Annual Meeting. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote against this proposal. Broker non-votes are not considered votes for or against this proposal, and thus, will have no effect on the outcome of this proposal. Stockholder ratification of the appointment of PricewaterhouseCoopers LLP is not required by the Company’s bylaws, but if the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP.

Voting results will be tabulated and certified by the inspector of election appointed for the Annual Meeting.

WHAT IS A QUORUM?

A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting and conduct business under our bylaws and Delaware law. The presence in person (by means of remote communication) or represented by proxy of the holders of a majority of the voting power of the shares of stock issued and outstanding and entitled to vote on a matter at the Annual Meeting will constitute a quorum for that matter at the Annual Meeting. Abstentions and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

HOW DO I VOTE?

If you are a stockholder of record, there are four ways to vote:

•	By Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 29, 2024 (have your Notice or proxy card in hand when you visit the website);

•	By toll-free telephone at 1-800-690-6903 until 11:59 p.m. Eastern Time on May 29, 2024 (have your Notice or proxy card in hand when you call);

•	By completing and mailing your proxy card (if you received printed proxy materials) to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717 to be received by 8:00 a.m. Eastern Time on May 30, 2024; or

•	By attending the virtual meeting by visiting www.virtualshareholdermeeting.com/HAYW2024, where you may vote electronically and submit questions during the Annual Meeting. Please have your Notice or proxy card in hand when you visit the website. If you previously voted via the Internet (or by telephone or mail), you may still vote online at the Annual Meeting.

Voting via the internet or by telephone is fast and convenient, and your vote is immediately confirmed and tabulated. Voting early will help avoid additional solicitation costs and will not prevent you from voting electronically during the annual meeting if you wish to do so.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. As discussed above, if you are a street name stockholder, you may not vote your shares electronically at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

CAN I CHANGE MY VOTE?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time by:

•	Entering a new vote by Internet or by telephone before the Annual Meeting;

•	Delivering a written notice of revocation or completing and returning a later-dated proxy card before 8:00 a.m. Eastern Time on May 30, 2024 to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717; or

•	Attending and voting electronically at the virtual Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

WHAT IS THE EFFECT OF GIVING A PROXY?

Proxies are solicited by and on behalf of our Board of Directors. Eifion Jones (our Senior Vice President and Chief Financial Officer) and Susan Canning (our Senior Vice President, Chief Legal Officer and Corporate Secretary) have been designated as proxy holders by our Board of Directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of the Board of Directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is postponed, adjourned or continued, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

WHY DID I RECEIVE A NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A FULL SET OF PROXY MATERIALS?

In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this proxy statement and our 2023 Annual Report, primarily via the Internet. The Notice containing instructions on how to access this proxy statement and our 2023 Annual Report is first being mailed on or about April 17, 2024 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and the cost of our Annual Meeting.

HOW ARE PROXIES SOLICITED FOR THE ANNUAL MEETING?

The Company is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers, banks and other nominees for reasonable expenses that they incur in sending the Notice and our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

HOW MAY MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES IF I FAIL TO PROVIDE TIMELY DIRECTIONS?

Brokers, banks and other nominees holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on the proposal to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for our fiscal year ending December 31, 2024. Your broker, bank or other nominee will not have discretion to vote on the election of directors or the frequency of future stockholder advisory votes to approve the compensation of the named executive officers absent direction from you. If the broker, bank or other nominee that holds your shares in street name returns a proxy card without voting on a non-routine proposal because it did not receive voting instructions from you on that proposal, this is referred to as a “broker non-vote.” Broker non-votes are considered in determining whether a quorum exists at the Annual Meeting. The effect of broker non-votes on the outcome of each proposal to be voted on at the Annual Meeting is explained above.

WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

I SHARE AN ADDRESS WITH ANOTHER STOCKHOLDER, AND WE RECEIVED ONLY ONE PAPER COPY OF THE PROXY MATERIALS. HOW MAY I OBTAIN AN ADDITIONAL COPY OF THE PROXY MATERIALS?

The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of proxy materials, or, where applicable, the Notice, to households at which two or more stockholders reside. Each stockholder, however, still receives a separate proxy card if he or she receives paper copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other nominee and have consented to householding will receive only one copy of our proxy statement and Annual Report or Notice of Internet Availability of Proxy Materials. If you would like to opt out of this practice for future mailings and receive a separate proxy statement and annual report to stockholders or Notice of Internet Availability of Proxy Materials for each stockholder sharing the same address, please contact your broker, bank or other nominee.

You may also obtain a separate proxy statement or Annual Report or Notice of Internet Availability of Proxy Materials without charge by sending a written request to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling Broadridge’s Householding Department at 866-540-7095. Additional copies of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials will be sent promptly upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the proxy statement or Annual Report or Notice of Internet Availability of Proxy Materials can request delivery of a single copy of future proxy statements or annual reports or Notices of Internet Availability of Proxy Materials by contacting their broker, bank or other nominee or sending a written request to Broadridge Householding Department at the address above or by calling 866-540-7095.

WHAT IS THE DEADLINE TO PROPOSE STOCKHOLDER ACTIONS AND DIRECTOR NOMINATIONS FOR CONSIDERATION AT NEXT YEAR’S ANNUAL MEETING OF STOCKHOLDERS?

Rule 14a-8 Stockholder Proposals

As prescribed by Rule 14a-8 under the Exchange Act, qualifying stockholders may present proper proposals for inclusion in our proxy statement for consideration at next year’s annual meeting of stockholders. For a Rule 14a-8 stockholder proposal to be timely and considered for inclusion in our proxy statement for our 2025 annual meeting of stockholders, the proposal must comply with all applicable requirements of Rule 14a-8, including with respect to ownership of our common stock, and our Corporate Secretary must receive the written proposal at our principal executive offices by the deadline prescribed by Rule 14a-8 under the Exchange Act (provided that the 2025 Annual Meeting is not held more than 30 days from the first anniversary of the 2024 Annual Meeting, the applicable deadline will be December 18, 2024). Stockholder proposals should be addressed to: Hayward Holdings, Inc., Attention: Corporate Secretary, at the mailing address of our principal executive offices.

If a stockholder who has notified us of his, her or its intention to present a Rule 14a-8 stockholder proposal at an annual meeting does not appear and a qualified representative of that stockholder does not appear to present his, her or its proposal at such annual meeting, such proposal shall be disregarded, and we are not required to present the proposal for a vote at such annual meeting.

Advance Notice Stockholder Proposals

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proper proposal, including director nominations, before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Any such advance notice stockholder proposal, including director nominations, must comply with all of the requirements set forth in our certificate of incorporation, our bylaws and applicable laws, rules and regulations. Our bylaws provide that, for business to be properly brought before an annual meeting by a stockholder, among other requirements specified therein, (i) the stockholder must be a stockholder of record at the time of the giving of the notice and at the time of the meeting, (ii) the stockholder must be entitled to vote at, and must be present at, the meeting, (iii) the business must be a proper matter for stockholder action and (iv) the stockholder must give timely written notice to our Corporate Secretary, and the notice must contain the information specified in our bylaws. For an advance notice stockholder proposal, including director nominations, to be timely for our 2025 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices at the address listed above:

•	not earlier than the close of business on 120 days prior to the anniversary of the Annual Meeting (January 30, 2025); and

•	not later than the close of business 90 days prior to the anniversary of the Annual Meeting (March 1, 2025).

In the event that we hold our 2025 annual meeting of stockholders more than 30 days before or after the one-year anniversary of the Annual Meeting, notice of an advance notice stockholder proposal must be received on or before ten days after the day on which the date of the 2025 annual meeting is first disclosed in a public announcement.

If a stockholder who has notified us of his, her or its intention to present an advance notice stockholder proposal, including director nominations, at an annual meeting does not appear and a qualified representative of that stockholder does not appear to present his, her or its proposal at such annual meeting, such proposal shall be disregarded and we are not required to present the proposal for a vote at such annual meeting, notwithstanding that proxies in respect of such vote may have been received by us.

You are advised to review our bylaws, which contain additional requirements regarding advance notice stockholder proposals, including director nominations.

HOW CAN I ACCESS THE BYLAWS?

A copy of our amended bylaws is available via the SEC’s website at https://www.sec.gov as Exhibit 3.1 to our Current Report on Form 8-K dated January 13, 2023. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS

BOARD OF DIRECTORS COMPOSITION

We are managed under the direction of our Board of Directors (our “Board of Directors” or the “Board”), which is currently composed of nine members. The authorized number of directors comprising our Board of Directors may not be less than three or not more than fifteen, with the actual number to be fixed from time to time by resolution of our Board of Directors, subject to the terms of our certificate of incorporation and bylaws. The general expectation is that the Board will consist of approximately nine directors, although the Board will periodically review the appropriate size of the Board and mix of directors serving on the Board.

Our certificate of incorporation provides for a Board of Directors comprised of three classes of directors, with each class serving a three-year term beginning and ending in different years than those of the other two classes. Generally, only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our Board of Directors is divided among the three classes, currently as follows:

•	Our Class III directors are Diane Dayhoff, Stephen Felice, Kevin Holleran, Lori Walker and Lawrence Silber, and their terms will expire at the Annual Meeting. All Class III directors are standing for re-election to our Board of Directors at the Annual Meeting.

•	Our Class I directors are Christopher Bertrand and Edward Ward, and their terms will expire at the annual meeting of stockholders to be held in 2025.

•	Our Class II directors are Kevin Brown and Arthur Soucy, and their terms will expire at the annual meeting of stockholders to be held in 2026.

Our certificate of incorporation provides that the number of directors serving in the three classes are to be as nearly equal as possible. As a result of the departure of directors over the past several years and the consequent reduction in the size of our Board of Directors, the number of directors serving in the three classes is no longer equal. At the Annual Meeting, we are seeking to rebalance the classes of directors to achieve a more equal distribution of directors among classes. To avoid extending any director’s term beyond the initial three-year period, we believe it is appropriate to realign classes through the election of directors by the stockholders at the Annual Meeting. As such, Diane Dayhoff, Stephen Felice and Kevin Holleran are each being nominated to a three-year term expiring at the 2027 annual meeting. Lori Walker is being nominated for a two-year term expiring at the 2026 annual meeting, after which Ms. Walker would be considered a Class II director. Lawrence Silber is being nominated for a one-year term expiring at the 2025 annual meeting, after which Mr. Silber would be considered a Class I director. If all the directors nominated for reelection are elected for such terms as proposed, the effect will be that the Company will have, following the Annual Meeting, three Class I directors, with terms expiring at the 2025 annual meeting, three Class II directors, with terms expiring at the 2026 annual meeting, and three Class III directors, with terms expiring at the 2027 annual meeting.

Our directors’ comprehensive set of skills and diverse backgrounds are designed to enable effective oversight of our business strategy and our corporate governance practices. Our continuing directors and nominees consist of individuals with a diversity of gender, ethnicity, skills and experiences, with directors who identify as female representing approximately 22% of the Board, and directors who identify as racially diverse representing approximately 11% of the Board. The average tenure for our continuing directors and nominees is approximately 4.4 years.

INFORMATION REGARDING DIRECTORS AND NOMINEES

The following table sets forth the names, ages as of April 17, 2024, and certain other information for each nominee for election as a director at the Annual Meeting, for each member of our Board of Directors whose term expires at the Annual Meeting and for each of the continuing members of our Board of Directors. Full biographical information of the nominees and continuing directors follows the table.NAME

NAME	INDEPENDENT	AGE	CURRENT POSITION	DIRECTOR SINCE	CURRENT TERM EXPIRES	EXPIRATION OF TERM FOR WHICH NOMINATED	AUDIT COMMITTEE	COMP. COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Nominees:									
Diane Dayhoff	X	68	Director	2021	2024	2027	Committee Member; Audit Committee Financial Expert		
Stephen Felice (C)	X	67	Director	2018	2024	2027		Committee Member	Committee Chairperson
Kevin Holleran		56	President, CEO & Director	2019	2024	2027			
Lori Walker	X	66	Director	2021	2024	2026	Committee Chairperson; Audit Committee Financial Expert		
Lawrence Silber	X	67	Director	2019	2024	2025		Committee Chairperson	
Continuing Directors:									
Christopher Bertrand	X	39	Director	2020	2025	–			
Edward Ward	X	59	Director	2022	2025	–			Committee Member
Kevin Brown	X	49	Director	2017	2026	–		Committee Member	
Arthur Soucy	X	61	Director	2017	2026	–	Committee Member; Audit Committee Financial Expert		Committee Member

Legend: (C) Chairperson of the Board | Committee Chairperson | Committee Member | Audit Committee Financial Expert

NOMINEES FOR DIRECTOR

Nominees to Serve as Class III Directors for Terms Expiring in 2027
Director Since March 2021 ● Audit Committee Member ● Independent

Diane S. Dayhoff

Ms. Dayhoff served as Vice President Investor Relations at The Home Depot, Inc. (“Home Depot”), from May 2003 to April 2018. Prior to joining Home Depot, Ms. Dayhoff worked at Continental Airlines for 14 years in progressively increasing roles of responsibility, including as Staff Vice President of Finance. Further, as the Chief Financial Officer of a large privately held company, she generated that company’s first audited financial statements. Throughout her career, Ms. Dayhoff has worked closely with auditors and has in-depth knowledge of accounting practices and principles. Ms. Dayhoff brings expertise in communication and investor relations, as well as significant experience in financial planning.

Director Since May 2018 ● Chairman of the Board ● Nominating and Corporate Governance Committee Chair ● Compensation Committee Member ● Independent

Stephen J. Felice

Mr. Felice has been Chairman and Chief Executive Officer of Felice Partners, LLC (an advisory and private investment company) since January 2017. Prior to that, Mr. Felice was President and Chief Executive Officer of Filtration Group Corporation (“FGC”), a global industrial manufacturer, from January 2014 through January 2017. Prior to joining FGC, Mr. Felice was President and Chief Commercial Officer of Dell, Inc (“Dell”) from December 2011 through December 2013 after previously serving in a variety of executive roles at Dell from February 1999 through November 2011. Prior to joining Dell, Mr. Felice was President and Chief Executive Officer of DecisionOne Corporation (“DOC”), a provider of computer technology services, from 1997 through 1999 after previously serving as President of DOC from 1995 through 1997. Prior to joining DOC, Mr. Felice worked at Bell Atlantic Corp in various roles from 1984 through 1995 and Shell Oil Corp from 1979 through 1984. Mr. Felice has served on the Board of Directors of Southwire Corporation since 2015 (currently Chairman of Human Resources Committee) and the Mark Felice Foundation since 2003. Mr. Felice was also Vice Chairman at St. Michael’s Catholic Academy from 2010 to 2014 and served on the Board of Trustees for The Franklin Institute from 2013 to 2015 and the Singapore Economic Development Board from 2010 to 2012. Mr. Felice brings significant expertise in managing large global enterprises, information technology and industrial manufacturing verticals, strategic planning, global sales and manufacturing.

Director Since August 2019

Kevin P. Holleran

Mr. Holleran has served as President and Chief Executive Officer of Hayward since August 2019. Prior to joining Hayward, beginning in 2017, Mr. Holleran served as President and Chief Executive Officer of the Industrial Segment within Textron, Inc. Textron’s Industrial Segment is composed of Textron Specialized Vehicles, Inc. (“Textron Specialized Vehicles”), a leading global manufacturer of purpose-built vehicles and equipment for a variety of commercial and recreational applications across a number of brands, and Kautex, a tier one automotive supplier of fuel systems, selective catalytic reduction systems, and cleaning solutions. Prior to 2017, Mr. Holleran served for 10 years as the President and Chief Executive Officer of Textron Specialized Vehicles, during which time he grew revenue and profitability substantially through both organic growth and acquisitions. Prior to his time at Textron, Mr. Holleran held several management positions at Ingersoll Rand plc and Terex Corporation across the sales, marketing and product management functions. Mr. Holleran holds an MBA from Wake Forest University and a Bachelor of Science degree from Cornell University. As the Company’s President and Chief Executive Officer, Mr. Holleran brings to the Board of Directors specific knowledge of our business, our people, our challenges and our prospects for continued growth, as well as a deep understanding of our business and markets.

Nominee to Serve as Class II Director for Term Expiring in 2026

Director Since March 2021 ● Audit Committee Chair ● Independent

Lori A. Walker

Ms. Walker served as Chief Financial Officer and Senior Vice President of The Valspar Corporation (“Valspar”), a global coatings manufacturer, from 2008 to 2013, where she led the Finance, IT and Communications teams. Before this position, Ms. Walker served as Valspar’s Vice President, Controller, and Treasurer from 2004 to 2008 and as Vice President and Controller from 2001 to 2004. Prior to joining Valspar, Ms. Walker worked at Honeywell, Inc., a global conglomerate of commercial and consumer products, for 20 years in progressively increasing roles of responsibility, including as Director of Global Financial Risk Management. Ms. Walker currently serves on the Board of Directors of Southwire Company, LLC, a private industrial manufacturer of wire and cable, Constellium N.V., a publicly traded aluminum fabricator for the automotive, aerospace and packaging industries and Compass Minerals International, Inc., a producer of salt for highway deicing, commercial and industrial markets. Ms. Walker brings extensive financial leadership experience in global, publicly traded companies, knowledge of financial controls and systems, risk management and understanding of IT infrastructure.

Nominee to Serve as Class I Director for Term Expiring in 2025

Director Since November 2019 ● Compensation Committee Chair ● Independent

Lawrence H. Silber

Mr. Silber has served as President and Chief Executive of Herc Rentals Inc. (“Herc Rentals”) since May 2015. Prior to joining Herc Rentals, Mr. Silber served as an executive advisor at Court Square Capital Partners, LLP, a private equity firm primarily investing in the business services, healthcare, general industrial and technology and telecommunications sectors, from April 2014 to May 2015. Mr. Silber also served as Chief Operating Officer for Hayward Industries, Inc. from 2008 to 2012, during which time he oversaw a successful transition through the recession and return to solid profitability. From 1978 to 2008, Mr. Silber worked for Ingersoll Rand plc, a publicly traded manufacturer of industrial products and components, in a number of roles of increasing responsibility. Mr. Silber previously served on the Board of Directors of SMTC Corporation from 2012 to 2015. Mr. Silber brings expertise in executive management, strategy formation and leadership skills, gained as the former Chief Operating Officer of Hayward Industries, Inc. as well as in his current role as President and Chief Executive Officer of Herc Rentals. Mr. Silber also has extensive knowledge and experience in manufacturing, sales and marketing, and specific industry experience in our business, including our operations, business development matters and financial performance. Further, his experience as a leader and director of a public company provides him with an understanding of the responsibilities of public company boards and insight into the issues applicable to public companies.

CONTINUING DIRECTORS

Class I Continuing Directors with Terms Expiring in 2025

Director Since October 2020 ● Independent

Christopher F. Bertrand

Mr. Bertrand is Managing Director at BDT & MSD Partners, L.P. (“BDT & MSD”). Mr. Bertrand joined MSD Partners (BDT & MSD successor firm) in 2019. Prior to joining MSD Partners, Mr. Bertrand was a Principal at Court Square. Previously, Mr. Bertrand was with Kohlberg, Kravis, & Roberts, where he focused on private equity investments, and Goldman, Sachs & Co. He received an M.B.A. with Distinction from Harvard Business School and a B.A. from Dartmouth College. He has served as a member on the boards of numerous companies. Mr. Bertrand brings expertise in finance and capital markets, strategic matters, as well as significant experience as a board member of several companies.

Director Since April 2022 ● Nominating and Corporate Governance Committee Member ● Independent

Edward D. Ward

Mr. Ward is President – Client Product Group of Dell Technologies Inc. (“Dell”). Mr. Ward has over 35 years of experience working in the technology industry. Mr. Ward has worked at Dell for 22 years in progressively increasing roles of responsibility, including Senior Vice President – Client Product Group, Senior Vice President of Engineering – Client Product Group and Vice President of Engineering – Servers. In addition, Mr. Ward has worked at NCR Corporation as Vice President of Engineering – Shared Components & Technical Services. Mr. Ward also has served in board roles at the University of Colorado, Boulder, University of Texas, Rio Grande Valley and Austin’s Habitat for Humanity. Mr. Ward received his B.S. in electrical engineering and computer science from the University of Colorado, Boulder and completed the Advanced Management Program at Harvard Business School. Mr. Ward contributes expertise in leadership in strategic matters, as well as meaningful technology experience driven by a strong engineering background.

Class II Continuing Directors with Terms Expiring in 2026

Director Since June 2017 ● Compensation Committee Member ● Independent

Kevin D. Brown

Mr. Brown was Co-Head of the Private Capital Group of MSD Partners before its merger with BDT Partners, and he is currently a Partner and member of the Investment Committee of BDT & MSD. Mr. Brown joined BDT & MSD in 2016 and currently serves as a director on the boards of Endries International, Woolpert, West Monroe Partners, East West Manufacturing and Ring Container Technologies. Prior to joining BDT & MSD, Mr. Brown was a Partner with Court Square Capital (“Court Square”) where he worked primarily in the Industrial sector for ten years. Prior to Court Square, Mr. Brown was a Vice President with Apax Partners focusing on investments in the Media, Late-Stage Software, and Tech-Enabled Business Services sectors. He has served as a director on numerous boards, including those of ERICO Global, MacDermid, Pike Corporation, and Wyle. Mr. Brown received his B.S. from the McIntire School of Commerce at the University of Virginia and his M.B.A. from the Wharton School of the University of Pennsylvania where he graduated as a Palmer Scholar. Mr. Brown brings expertise in finance and capital markets, strategic matters, as well as significant experience as a board member of complex global businesses.

Director Since December 2017 ● Audit Committee Member ● Nominating and Corporate Governance Committee Member ● Independent

Arthur L. Soucy

Mr. Soucy is a retired executive with broad international experience running complex operations and large profit and loss statements (“P&Ls”) in both the Oil & Gas and Aviation industries. Mr. Soucy has over 30 years of business leadership experience in multi-national environments holding executive positions with P&L responsibilities spanning some 80 countries. Mr. Soucy retired as President, Products & Technology for Baker Hughes, an Oil & Gas Services company, in July 2017. In that role he was responsible for the company’s multi-billion-dollar chemical business as well as enterprise New Product & Technology development. He also was responsible for the company’s global marketing and supply chain functions. Prior to that, Mr. Soucy was headquartered in London, UK for nearly four years where he served as President of Europe, Africa, Russia, Caspian, and had P&L responsibilities for the Region. Prior to joining Baker Hughes, Mr. Soucy spent 29 years at Pratt & Whitney, where he held a variety of executive level P&L, technology, and supply chain positions. Mr. Soucy brings to the board extensive experience as an executive of multi-national businesses with insight into global marketing and supply chain functions.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our Board of Directors is currently composed of nine members. In accordance with our certificate of incorporation, our Board of Directors is divided into three classes of directors. At the Annual Meeting, we are seeking to rebalance the classes of directors to achieve a more equal distribution of directors among classes. Three nominees will be elected as Class III directors for a three-year term, one nominee will be elected as a Class II director for a two-year term, and one nominee will be elected as a Class I director for a one-year term.

NOMINEES

Our nominating and corporate governance committee has recommended, and our Board of Directors has approved Diane Dayhoff, Stephen Felice, Kevin Holleran as nominees for election as Class III directors, Lori Walker as a nominee for election as a Class II director, and Lawrence Silber as a nominee for election as a Class I director at the Annual Meeting. If elected, each of Ms. Dayhoff, Mr. Felice, and Mr. Holleran will serve as Class III directors until our 2027 annual meeting of stockholders, Ms. Walker will serve as a Class II director until our 2026 annual meeting of stockholders, and Mr. Silber will serve as a Class I director until our 2025 annual meeting of stockholders, and, in each case, until their successors are duly elected and qualified, or until their earlier death, resignation, disqualification or removal. Each of the nominees is currently on the Board of Directors and has agreed to serve if elected. For information concerning the nominees, please see “Board of Directors—Nominees for Director.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of each of Ms. Dayhoff, Mr. Felice, Mr. Holleran, Ms. Walker and Mr. Silber as described above. In the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our Board of Directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker, bank or other nominee, your broker, bank or other nominee will not vote your shares on this matter.

VOTE REQUIRED: RECOMMENDATION OF THE BOARD OF DIRECTORS

Our certificate of incorporation and bylaws state that, to be elected, a nominee must receive a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting, which means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Broker non-votes will not count in determining the outcome of the election of directors. Our Corporate Governance Guidelines further state that, in the event of an uncontested director election (such as this director election), where the votes “withheld” from a director nominee’s election exceed the votes cast “FOR” that nominee’s election, such nominee shall be required to submit his or her resignation to the Board of Directors for its consideration. The Board of Directors will then have the opportunity to determine whether to accept or reject such tendered resignation.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF DIANE DAYHOFF, STEPHEN FELICE AND KEVIN HOLLERAN AS CLASS III DIRECTORS FOR A THREE-YEAR TERM EXPIRING IN 2027, LORI WALKER AS A CLASS II DIRECTOR FOR A TWO-YEAR TERM EXPIRING IN 2026, AND LAWRENCE SILBER AS A CLASS I DIRECTOR FOR A ONE-YEAR TERM EXPIRING IN 2025.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE OVERVIEW AND FISCAL YEAR 2023 HIGHLIGHTS

We are committed to operating with integrity and accountability. Our corporate governance policies set clear expectations and responsibilities for our leaders, employees and business partners to enable us to conduct our operations in a manner that is consistent with the highest standards of business ethics and accountability. Highlights of our corporate governance practices include the following:

●	Independent board chairperson

●	Board of Directors composed of all independent, non-employee directors (other than our Chief Executive Officer)

●	Board oversight of corporate social responsibility and sustainability, including our sustainability related strategies, policies and disclosures

●	Board oversight of risk management

●	Policies in place prohibiting short sales, hedging, margin accounts and pledging of our stock

●	Robust stock ownership guidelines for officers and directors

●	Launched human capital management program

●	Completed full year of compliance training

●	Monthly diversity & inclusion metrics are reported to senior leadership

●	Initiated institutional investor outreach

In alignment with our core value of always striving to be better today than yesterday, we are committed to building on our strengths and improving how we measure and monitor our progress on our sustainability-related initiatives. Our Board of Directors oversees corporate social responsibility and sustainability, including sustainability-related strategies, policies and disclosures, see “Role of the Board in Sustainability Oversight” below.

SUSTAINABILITY AT HAYWARD

As a leading provider of environmentally friendly and energy efficient products, we believe that creating stockholder value requires embedding sustainability throughout our business operations. Hayward strives to promote sustainability throughout our business operations and within our culture. We believe that a healthy environment is necessary for the well-being of our people and our businesses and is the foundation for a sustainable and strong economy. Technology is playing an ever more significant role in tackling climate change; we strive to continuously provide environmentally friendly, innovative and energy efficient products without compromising our planet, our people or our principles.

2023 Sustainability Highlights

Our Sustainability framework, established following our inaugural assessment in 2021, sets the foundation for our principle-based approach to integrating these values across our business. Guiding our strategy and the implementation of Sustainability initiatives are our four pillars: Products, Planet, People and Principles. Championing our core Sustainability values, we are committed to providing innovative and environmentally sustainable products, upholding responsible manufacturing practices, fostering a safe and inclusive workplace and maintaining strong governance and compliance practices.

PRODUCTS -Environmentally Sustainable Products -Product Safety

●      Received the 2023 ENERGY STAR® Excellence in Marketing Award from the U.S. Environmental Protection Agency (EPA) and the U.S. Department of Energy

●      Received ENERGY STAR certification for all our full-featured variable-speed pumps, offering the broadest range of ENERGY STAR certified energy efficient variable-speed pumps in the industry, allowing users to optimize energy efficiency without compromising performance

●      Introduced a range of Variable Frequency Drives for use with range of commercial, large HP pumps to provide an elegant, easy to use energy efficiency solution to our commercial customers

●      70% of North American revenue generated from products meeting ENERGY STAR criteria

PLANET -Environmental Management - Responsible Supply Chain & Materials	● Continued our global conflict minerals supply chain analysis to understand the potential risks that exist within our supply chain and establish supply chain transparency and reported our findings in our first Conflict Minerals Report which was filed with the SEC in a Form SD

PEOPLE -Diversity, Equity, & Inclusion - Employee Health, Well-being & Engagement	● Increased the global percentage of women in management roles to 18% from 12% in 2021 ● Conducted our second global employee engagement survey, achieving 92% participation from our global workforce.

PRINCIPLES -Business Ethics -Board Diversity & Independence - Data Privacy & Security

●      Revised key Sustainability policies to provide sound oversight, including our global Environmental Policy, Environmental Health and Safety Policy, Human Rights Policy, and Supplier Code of Conduct

●      Achieved 96% certification by employees of their understanding and commitment to comply with the Business Ethics and Code of Conduct Policy and Whistleblower Policy

●      Conducted ongoing compliance training via a global learning management system, adhering to a company-wide monthly training curriculum integrating compliance, safety, human resources and information technology trainings

Building on our Sustainability framework, we are currently in the process of refining our data collection processes and setting goals for our priority Sustainability topics. We are committed to establishing specific, measurable, achievable, relevant and time-bound goals despite the challenges that we may encounter throughout the process. The goals we establish will be instrumental in helping us reduce environmental impact while creating long-term value for our stockholders, customers, employees and the communities in which we operate.

In 2023, we received a “Regional Top Rated” award for ESG performance by Morningstar Sustainalytics, a leading ESG research, ratings and data firm, and MSCI upgraded our ESG rating from “triple B” to “A”, reflecting Hayward’s exceptional leadership among global peers in areas such as business ethics and corporate governance practices.

To enable good governance, our Sustainability strategy is governed by our Board of Directors through the nominating and corporate governance committee. Management’s committee in charge of Sustainability comprises members of the senior leadership team and meets on a monthly cadence to oversee our Sustainability efforts. We are committed to transparency and communications to our stakeholders.

BOARD LEADERSHIP

Our Board of Directors is responsible for the supervision and oversight of our business affairs. In executing this responsibility, our Board of Directors establishes corporate policies, sets strategic direction and oversees management. Our Board of Directors has not adopted a formal policy with respect to the separation of the offices of Chief Executive Officer and Chairperson of the Board. It is our Board of Directors’ view that rather than having a rigid policy, our Board of Directors should determine, as and when appropriate upon consideration of all relevant factors and circumstances, whether the two offices should be separate. Currently, our leadership structure separates the offices of Chief Executive Officer and Chairperson of the Board, with Mr. Holleran serving as our Chief Executive Officer and Mr. Felice serving as non-executive Chairperson of the Board. We believe this is appropriate as it provides Mr. Holleran with the ability to focus on our day-to-day operations, while Mr. Felice focuses on the oversight by our Board of Directors.

DIRECTOR INDEPENDENCE

Prior to March 3, 2023, we were a “controlled company” within the meaning of the New York Stock Exchange’s (“NYSE”) corporate governance standards because more than 50% of the voting power of our common stock was held by investment funds affiliated with CCMP Capital Advisors, L.P. (“CCMP”) and MSD Partners, L.P. (“MSD,” and together with CCMP, the “Sponsors”) and Alberta Investment Management Corp (“AIMCo”). As a result of a series of sales of our common stock by certain of the Sponsors, the Sponsors no longer hold a majority of the outstanding shares of our common stock. Therefore, we are no longer a “controlled company” within the meaning of the NYSE’s corporate governance standards. Pursuant to these standards, our compensation committee and nominating and corporate governance committee of our Board were composed entirely of independent directors as of June 1, 2023, and our Board is composed of a majority of independent directors.

Also, per the NYSE corporate governance standards, a director employed by us cannot be deemed an “independent director,” and each other director will qualify as “independent” only if our Board of Directors affirmatively determines that he or she has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. In making such determinations, the Board of Directors considered that (i) Mr. Bertrand is a director of, and Mr. Brown is a partner of, MSD, which was formerly a member of a group of shareholders that held a majority of our common stock and continues to hold a significant portion of our common stock and (ii) certain directors serve as directors of other companies with which we engage from time to time in the ordinary course of business and, in accordance with our independence standards, and determined that none of these relationships were material or impaired the independence of any of our directors. The fact that a director may own our capital stock is not, by itself, considered a material relationship. Based on information provided by each director concerning his or her background, employment and affiliations, our Board of Directors has affirmatively determined that each of Mr. Bertrand, Mr. Brown, Ms. Dayhoff, Mr. Felice, Mr. Silber, Mr. Soucy, Ms. Walker and Mr. Ward are independent in accordance with the NYSE rules and our Corporate Governance Guidelines. There are no family relationships among any of our directors or executive officers.

In addition, our Board of Directors has determined that Ms. Dayhoff, Mr. Soucy and Ms. Walker each satisfy the additional independence requirements for audit committee members under the listing standards of the NYSE and Rule 10A-3 of the Exchange Act. Ms. Dayhoff, Mr. Soucy and Ms. Walker have also been determined to be audit committee “financial experts” as defined under SEC rules. All members of the audit committee can read and understand fundamental financial statements, are familiar with finance and accounting practices and principles and are financially literate. Further, our Board of Directors has determined that each of the members of our compensation committee meets the additional independence criteria for membership on a compensation committee under NYSE rules.

MEETINGS OF THE BOARD OF DIRECTORS

Our Board of Directors held five meetings (including regularly scheduled and special meetings) during Fiscal Year 2023. Each director attended more than 75% of the aggregate of the meetings of the Board and of meetings held by all committees of the board on which such director served during Fiscal Year 2023. Our non-employee directors met by themselves, without management present, periodically throughout Fiscal Year 2023. Mr. Felice, the non-executive Chairperson of the Board, presides at all meetings of non-management directors. Although we have no policy with respect to director attendance of annual meetings of stockholders, directors are encouraged to attend. All of our directors elected at the 2023 annual meeting of stockholders and all of the directors who continued to serve on the Board of Directors following the 2023 annual meeting attended the 2023 annual meeting.

BOARD COMMITTEES

Our Board of Directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. A copy of each of the three standing committee’s charter is posted on the investor relations—governance section of our website, www.global.hayward.com. In addition, from time to time, our Board of Directors may establish other committees to facilitate the management of our business or to address particular matters as they arise. Members serve on committees until their resignation or until otherwise determined by our Board of Directors. Committee membership presented in this proxy statement is as of December 31, 2023.

MEMBERSHIP AND FUNCTIONS OF THE COMMITTEES OF THE BOARD

AUDIT COMMITTEE Members: Lori Walker (Chairperson) Diane Dayhoff Arthur Soucy Number of Meetings Held in Fiscal Year 2023: 8

Our audit committee’s responsibilities include, among other things:

●      Overseeing the quality and integrity of our financial statements and the financial reporting process;

●      Appointing and overseeing our external auditors and meeting separately with our external auditors to discuss the scope of their work and their findings;

●      Overseeing our annual audit process, including considering and discussing with our external auditors and management significant accounting and reporting issues, the results of the audit, whether the financial statements are complete and the audit opinion;

●      Reviewing and discussing with our external auditors and management our annual and quarterly financial statements;

●      Overseeing earnings press releases and their contents;

●      Providing oversight with respect to our capital structure, key financial ratios and liquidity;

●      Overseeing our internal controls and advising management, our internal audit department and our external auditors with respect to internal control matters;

●      Reviewing and discussing significant changes to our accounting policies with management and our external auditors;

●      Reviewing internal audit reports and regularly evaluating the effectiveness of our internal audit function;

●      Reviewing guidelines and policies governing how our management assesses and manages risks associated with our business;

●      Overseeing the effectiveness of our systems for monitoring compliance with laws and regulations;

●      Reviewing and overseeing all related party transactions required to be disclosed in any public filings for potential conflicts of interest in accordance with the Company’s related party transactions policy;

●      Overseeing the integrity of the Company’s information technology systems, processes and data;

●      Periodically reviewing and assessing with management and the internal auditor the adequacy of security for the Company’s information technology systems, processes and data and the Company’s contingency plans in the event of a breakdown or security breach affecting such systems, process and data or that of the Company’s clients; and

●      Reviewing and assessing audit committee members’ individual performance and the performance of the audit committee as a whole.

Each member of our audit committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Our Board of Directors has determined that each of Diane Dayhoff, Arthur Soucy and Lori Walker is an “audit committee financial expert” as such term is defined under the SEC rules.

COMPENSATION COMMITTEE Members: Lawrence Silber (Chairperson) Kevin Brown Stephen Felice Number of Meetings Held in Fiscal Year 2023: 5

Our compensation committee’s responsibilities include, among other things:

●      Reviewing and establishing the Company’s overall compensation strategy for its management and employees;

●      Annually reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s compensation;

●      Evaluating our Chief Executive Officer’s performance;

●      Approving, or recommending to our Board of Directors to approve, our Chief Executive Officer’s compensation;

●      Reviewing and determining, or recommending to the Board to determine, the compensation of our other executive officers;

●      Reviewing, assessing and making recommendations to the Board of Directors regarding the compensation of the members of the Board of Directors;

●      Reviewing, approving and overseeing our compensation and benefits plans;

●      Approving equity grants and awards;

●      Reviewing and approving employment contracts and other compensation, severance and change-in-control arrangements for executive officers;

●      Reviewing the Company’s compensation policies and practices to determine whether they encourage excessive risk-taking;

●      Reviewing and discussing the relationship between risk management policies and practices and compensation and evaluating compensation policies and practices that could mitigate any such risk;

●      Reviewing and assessing compensation committee members’ individual performance and the performance of the compensation committee as a whole;

●      Reviewing and assessing compliance with the Company’s Incentive Based Compensation Recovery Policy; and

●      Reviewing and approving other policies and practices related to the compensation of our directors, officers and employees.

All the members of the compensation committee have been determined by the Board of Directors to be “independent” under NYSE rules.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE Members: Stephen Felice (Chairperson) Arthur Soucy Edward Ward Number of Meetings Held in Fiscal Year 2023: 5

Our nominating and corporate governance committee’s responsibilities include, among other things:

●      Identifying, selecting and recommending to our Board of Directors individuals to become members of our Board of Directors;

●      Recommending to the Board the classes on which such nominees should serve;

●      Reviewing our Board of Directors’ committee structure and making recommendations regarding the appointment of directors to committees;

●      Reviewing the corporate governance guidelines regularly;

●      Overseeing the Company’s sustainability initiatives and progress;

●      Reviewing the Company’s practices and policies with respect to directors, including retirement policies, the size of the Board, service of non-employee directors, the meeting frequency of the Board and the structure of Board meetings and make recommendations to the Board with respect thereto;

●      Recommending to the Board or to the appropriate committee thereof processes for annual evaluations of the performance of the Board and the Chief Executive Officer and appropriate committees of the Board;

●      Overseeing such processes for annual evaluations, and certify annually that the performance of the Chief Executive Officer and other members of executive management is being appropriately evaluated;

●      Reviewing Company policies with respect to significant issues of corporate public responsibility, including contributions;

●      Considering and reporting to the Board any questions of possible conflicts of interest of Board members;

●      Providing for new director orientation and continuing education for existing directors on a periodic basis;

●      Overseeing the maintenance and presentation to the Board of management’s plans for succession to senior management positions in the Company;

●      Reviewing and assessing the adequacy of the nominating and corporate governance committee charter periodically and recommend any proposed changes to the Board for approval; and

●      Annually performing, or participating in, an evaluation of the performance of the committee and of the Board, the results of which shall be presented to the Board.

All the members of the nominating and corporate governance committee have been determined by the Board of Directors to be “independent” under NYSE rules.

CORPORATE GOVERNANCE GUIDELINES

Our Board of Directors has adopted Corporate Governance Guidelines, which are designed to assist our Board of Directors in performing its duties. These guidelines provide general guidance to our Board of Directors with a view to continuing a strong and effective working relationship among the board members and as between our Board of Directors and management. The goal of these guidelines is to reflect current governance practices for our Board of Directors and to enhance the ability of our Board of Directors and management to guide the Company in its continuing growth and success. Our Corporate Governance Guidelines may be amended by our Board of Directors at any time. A copy of our Corporate Governance Guidelines is available under the investor relations—governance section of our website, www.global.hayward.com.

Our Corporate Governance Guidelines address items such as:

•       Board size

•       Selection of new directors

•       Board membership criteria

•       Director independence

•       Majority voting policy for uncontested director elections

•       Designation of Board chairperson

•       Directors who change their present job responsibility

•       Board policy on director term limits

•       Board compensation policy and stock ownership

•       Evaluation of board performance

•       Ongoing and continuing education

•       Interaction with institutional investors, press, customers, etc.

•       Meetings of the Board of Directors

•       Committees of the Board of Directors

•       Leadership development

•       Succession planning

IDENTIFICATION AND EVALUATION OF NOMINEES FOR DIRECTORS, BOARD DIVERSITY

The nominating and corporate governance committee considers candidates for director from a variety of sources, including candidates who are recommended by other Board members and by management. The nominating and corporate governance committee also considers candidates for director recommended by stockholders who submit such recommendations in writing to our Corporate Secretary and evaluates director candidates recommended by stockholders in the same way it evaluates candidates recommended by the other sources referenced above.

In accordance with our Corporate Governance Guidelines, the nominating and corporate governance committee identifies and considers candidates based on a diversity of skills, expertise, industry knowledge, diversity of opinion and perspectives and other attributes. Among other things, the Board of Directors has determined that it is important to have directors with the following skills and experiences: leadership experience, as directors with experience in significant leadership positions possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others; knowledge of the Company’s industry, which is relevant to understanding the Company’s business and strategy; operations experience, as it gives directors a practical understanding of developing, implementing and assessing the Company’s business strategy and operating plan; risk management experience, which is relevant to oversight of the risks facing the Company’s business; financial/accounting experience, particularly knowledge of finance and financial reporting processes, which is relevant to understanding and evaluating the Company’s capital structure, financial statements and reporting requirements; and strategic planning experience, which is relevant to the Board’s review of the Company’s strategies and monitoring their implementation and results.

The nominating and corporate governance committee has also committed to including candidates with a diversity of age, gender, ethnicity/race and education in any pool of candidates from which director nominees are chosen. The Board of Directors also confirms that our policy of non-discrimination applies in the selection of directors.

SUMMARY OF DIRECTOR SKILLS, COMPETENCIES AND ATTRIBUTES

A summary of Board of Directors governance considerations and each continuing director’s and nominee’s relevant experience and skills follows:

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or compensation committee. None of the members of the compensation committee are, nor has ever been, an officer or employee of the Company, except for Lawrence Silber, who served as the chief operating officer of the Company from 2008 to 2012.

CODE OF ETHICS FOR SENIOR EXECUTIVE AND FINANCIAL OFFICERS AND BUSINESS CONDUCT POLICY

We have adopted a Code of Ethics for Senior Executive and Financial Officers applicable to our Chief Executive Officer, Chief Financial Officer, NEOs, Treasurer and Corporate Controller and any persons performing similar functions. We intend to disclose future amendments to certain provisions of our Code of Ethics for Senior Executive and Financial Officers, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer or other persons performing similar functions on our website. A copy of our Code of Ethics for Senior Executive and Financial Officers is available under the investor relations—governance section of our website, www.global.hayward.com.

Our Code of Ethics for Senior Executive and Financial Officers addresses items such as:

•	Avoiding actual or apparent conflicts of interest;

•	Provision of full, fair, accurate, timely and understandable disclosure;

•	Compliance with applicable laws, rules and regulations; and

•	Safeguarding of confidential Company information.

We have also adopted a Business Ethics and Code of Conduct Policy applicable to our directors, officers and all of our employees. A copy of our Business Ethics and Code of Conduct Policy is available under the investor relations—governance section of our website, www.global.hayward.com.

Our Business Ethics and Code of Conduct Policy addresses items such as:

•       Accuracy of corporate documents, including financial records

•       Retention and destruction of records

•       Nondiscrimination in employment and opportunity

•       Sexual and other workplace harassment

•       Diversity and inclusion

•       Human rights and collective bargaining

•       Health, safety and environment

•       Responsible marketing

•       Fraudulent conduct

•       Compliance with privacy and security laws

•       Fair dealing with the Company’s competitors, suppliers, employees and customers

•       Compliance with antitrust laws

•       Compliance with US immigration laws

•       Compliance with child labor laws

•       Compliance with export control laws

•       Political contributions and other political activities

•       Charitable contributions

•       Copyright infringement and software piracy

•       Compliance with government investigations

•       Conflicts of interest

•       Use of Company property and other outside activities

•       Handling of confidential and proprietary information

RELATED-PARTY TRANSACTION POLICY

We have adopted a written policy with respect to the review, approval and ratification of related-party transactions. Under the policy, the audit committee is responsible for reviewing and approving related-party transactions. The policy applies to transactions, arrangements and relationships (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which the aggregate amount involved exceeds, or may be expected to exceed, $120,000 with respect to any fiscal year, and where we (or one of our subsidiaries) are a participant and in which a related-party has or will have a direct or indirect material interest. In the event a proposed related-party transaction is expected to be less than $500,000, the chairperson of the audit committee has the authority to pre-approve or ratify the transaction. In the course of reviewing potential related-party transactions, the audit committee considers, among other factors it deems appropriate, whether the related-party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related-person’s interest in the transaction. In addition, the Board of Directors has reviewed and designated certain types of related-party transactions that will be deemed pre-approved by the audit committee: certain employment arrangements with executive officers if the related compensation is required to be reported in the Company’s proxy statement; director compensation arrangements if such compensation is required to be reported in the Company’s proxy statement; certain transactions with other companies where the related person’s only relationship is as a director of that company, beneficial owner of less than 10% of that company’s equity securities or limited partner with a less than 10% interest; certain transactions where all stockholders receive proportional benefits; transactions involving competitive bids; certain regulated transactions; and certain banking-related transactions.

ROLE OF THE BOARD IN RISK OVERSIGHT

Management is responsible for the day-to-day mitigation of the risks facing our company, and our Board of Directors has responsibility for the oversight of risk management. While our Board of Directors has primary responsibility for overseeing risk management, our Board of Directors also delegates certain oversight responsibilities to its committees. Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our audit committee oversees our major financial risk exposures and reviews the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. Our audit committee also oversees the integrity of the Company’s information technology systems, processes and data, and periodically (but no less than annually) reviews and assesses with management and the internal auditor (or other personnel responsible for the internal audit function), the adequacy of security for the Company’s information technology systems, processes and data, including cybersecurity matters, and the Company’s contingency plans in the event of a breakdown or security breach affecting the Company’s information technology systems, processes and data or the information technology systems, processes and data of the Company’s clients. Our nominating and corporate governance committee oversees management of risks associated with director independence, conflicts of interest, composition and organization of our Board of Directors, director succession planning and corporate governance and sustainability, discussed further below.

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our full Board of Directors keeps itself regularly informed regarding such risks through committee reports and otherwise. In particular, throughout Fiscal Year 2023 and currently, our Board of Directors regularly received and continues to receive updates from management on uncertain macroeconomic environment, poor weather, and the impact geopolitical conflicts on our business, our employees and our suppliers and customers, among other risks facing the Company.

ROLE OF THE BOARD IN SUSTAINABILITY AND CORPORATE SOCIAL RESPONSIBILITY OVERSIGHT

The Company’s Board of Directors and its committees play an important role in overseeing our sustainability programs and policies. The nominating and corporate governance committee is specifically assigned responsibility to oversee these priorities, risks, and opportunities to guide related programming and procedures within its established charter. The nominating and corporate governance committee has additional responsibilities associated with the review of the Company’s corporate governance guidelines on an annual basis, or more frequently if appropriate, and recommends changes as necessary. The nominating and corporate governance committee charter specifically states that the committee will be committed to promoting diversity, including diversity of gender, race, ethnicity and age, and inclusion in its selection practices and shall consider all candidates for director on the basis of their skills, qualifications and experience.

All of the board committees are accountable for various components of sustainability through the responsibilities assigned in their respective charters. The Audit Committee has specific accountability for ethics and compliance, and oversees the Company’s ethics and compliance functions, including the Company’s Code of Ethics for Senior Executive and Financial Officers and other procedures established by the Company with regard to ethical behavior, avoidance of conflicts of interest, and other related matters. In addition, the audit committee oversees the integrity of the Company’s information technology systems, processes and data and periodically (but no less than annually), at its discretion, reviews and assesses with management and the internal auditor (or other personnel responsible for the internal audit function), the adequacy of security for the Company’s information technology systems, processes and data and the Company’s contingency plans in the event of a breakdown or security breach affecting the Company’s information technology systems, processes and data or the information technology systems, processes and data of the Company’s clients. The compensation committee supports our human capital management objectives through their oversight of the compensation and benefits of the Company’s officers, employees and directors, assessing the adequacy of the Company’s compensation principles and philosophy and administering the Company’s compensation, benefit and equity-based plans by exercising its rights and responsibilities as specified in its charter. The compensation committee is also responsible for reviewing and establishing the Company’s overall compensation strategy, including base salary, incentive compensation and equity-based grants, to provide for appropriate rewards and incentives for the Company’s management and employees, taking into account whether such rewards and incentives encourage undue or inappropriate risk taking by such personnel.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Although we do not have a formal policy regarding communications with our Board of Directors, stockholders, employees and others who are interested in communicating with our Board of Directors may do so by writing to us at Hayward Holdings, Inc., Attn: Corporate Secretary, 1415 Vantage Park Drive, Suite 400, Charlotte, North Carolina 28203. The Corporate Secretary will forward to the Chairperson of the Board and such other board members as may be deemed appropriate any such communication, provided that such communication addresses a legitimate business issue.

NON-EMPLOYEE DIRECTOR COMPENSATION

Fiscal Year 2023 Director Compensation Table

The following table sets forth information regarding the compensation earned for service on our Board of Directors, during the year ended December 31, 2023 by the directors who were not also named executive officers. Mr. Holleran did not receive any additional compensation for his service on the Board of Directors during the year ended December 31, 2023. Mr. Holleran’s compensation for the year ended December 31, 2023 is set forth under “Executive Compensation—Summary Compensation Table.”

Prior to January 1st of any year, a covered non-employee director may elect to receive his or her annual cash retainer in the form of RSUs that vest on December 31st of that year (or such other date as determined by the Board of Directors or compensation committee), subject to continued service as a director through the vesting date. The amount of RSUs a director who makes such an election receives is equal to the cash value of his or her retainer divided by the closing share price on the date of the grant.

Name	Fees Earned or Paid in Cash ($)(6)	Stock Awards ($)(7)	Option Awards ($)(8)	Total ($)
Christopher Bertrand(1)	–	–	–	–
Greg Brenneman(1)(2)	–	–	–	–
Kevin Brown(1)	–	–	–	–
Diane Dayhoff	80,000	125,007	–	205,007
Stephen Felice(3)	–	311,374	–	311,374
Mark McFadden(1)(4)	–	–	–	–
Lawrence Silber	85,000	125,007	–	210,007
Arthur Soucy(3)	–	208,041	–	208,041
Lori Walker	95,000	125,007	–	220,007
Timothy Walsh(1)(5)	–	–	–	–
Edward Ward	80,000	125,007	–	205,007

(1)	Each of these directors is affiliated with one of our Sponsors and was designated to the Board of Directors by the respective Sponsor. These directors waived compensation in respect of their service as members of our Board of Directors.
(2)	Mr. Brenneman ceased serving as director on June 30, 2023.
(3)	Mr. Felice and Mr. Soucy elected to receive their annual cash retainers for board and committee service in the form of RSUs. The grant date fair value of these awards, which were paid in quarterly installments during Fiscal Year 2023, are reflected in the “Stock Awards” column and described in further detail in footnote 7, below.
(4)	Mr. McFadden ceased serving as a director on September 30, 2023.
(5)	Mr. Walsh ceased serving as a director on May 18, 2023.
(6)	Directors who served on a committee for only a portion of the fiscal year received a prorated amount of the additional cash retainer payable in Fiscal Year 2023. Mr. Felice became chair of the nominating and corporate governance committee on May 18, 2023. Mr. Felice was replaced on the audit committee by Mr. Soucy on May 25, 2023. Mr. Felice joined the compensation committee on October 1, 2023. The cash retainers are paid generally in four equal quarterly installments.
(7)	Amounts reflect the full grant-date fair value of RSUs granted during Fiscal Year 2023 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. On July 18, 2023, the directors received the following grants of RSUs: Ms. Dayhoff: 10,213 RSUs, Mr. Felice: 16,340 RSUs, Mr. Silber: 10,213 RSUs, Mr. Soucy: 10,712 RSUs, Ms. Walker: 10,213 RSUs and Mr. Ward: 10,213 RSUs. These RSUs will vest on May 30, 2024, subject to the director’s continued service on our Board of Directors. In determining the number of shares to be awarded, the Company used the closing price of our common stock on July 18, 2023, which was $12.24 per share. In addition, Mr. Felice and Mr. Soucy elected to receive their cash retainers for board and committee service in the form of RSUs. As such, on March 2, 2023, Mr. Felice was granted 2,329 RSUs and Mr. Soucy was granted 1,694 RSUs; on May 18, 2023, Mr. Felice was granted 2,266 RSUs and Mr. Soucy was granted 1,648 RSUs; on August 4, 2023, Mr. Felice was granted 1,893 RSUs and Mr. Soucy was granted 1,493 RSUs; and on November 1, 2023, Mr. Felice was granted 2,713 RSUs and Mr. Soucy was granted 2,005 RSUs. Each of these RSUs vested on December 31, 2023. The number of shares awarded on each grant date was determined based on the closing price of our common stock on such date. For each non-employee director, the aggregate number of unvested stock awards outstanding as of the end of the fiscal year ending December 31, 2023 was Ms. Dayhoff: 10,213 RSUs, Mr. Felice: 16,340 RSUs, Mr. Silber: 10,213 RSUs, Mr. Soucy: 10,712 RSUs, Ms. Walker: 10,213 RSUs and Mr. Ward: 10,213 RSUs.
(8)	For each non-employee director, the aggregate number of option awards outstanding as of the end of the fiscal year ending December 31, 2023 was Mr. Felice: 126,750 option shares, Mr. Silber: 140,400 option shares and Mr. Soucy: 121,750 option shares. These awards consist of vested and unvested option awards issued prior to our IPO.

Director Compensation Program

In connection with our IPO, our Board of Directors adopted a non-employee director compensation policy, which covers non-employee directors who are not affiliated with our Sponsors. The non-employee director compensation policy includes an annual cash retainer and an annual grant of RSUs. Under this policy, for Fiscal Year 2023, each covered non-employee director received an annual cash retainer for service to our Board of Directors and an additional annual cash retainer for service on any committee of our Board of Directors or for serving as the chairperson of our Board of Directors or any of its committees, in each case, prorated for partial years of service, as follows:

Name	Board or Committee Member	Board or Committee Chairperson
Annual cash retainer	$75,000	$100,000
Additional annual cash retainer for compensation committee	$5,000	$10,000
Additional annual cash retainer for nominating and corporate governance committee	$5,000	$10,000
Additional annual cash retainer for audit committee	$5,000	$20,000

The annual cash retainers, including the cash retainers for service on a committee, are paid in four equal quarterly installments during the year.

Non-employee directors who were members of any special committee in 2023 were entitled to a fee of $2,500 for each special committee meeting. However, no special committee meetings were held in 2023.

In addition, in accordance with the non-employee director compensation policy, in Fiscal Year 2023, each covered non-employee director who was not affiliated with our Sponsors was granted RSUs having a grant date fair value, determined in accordance with FASB ASC Topic 718 (or any successor provision), of $125,000 (or $200,000 in the case of the chairperson of the board). Such RSUs will vest on the earlier of the first anniversary of the grant date and the date of the Annual Meeting, generally subject to the non-employee director’s continued service, through the applicable vesting date.

Each non-employee director is also entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of our Board of Directors and any committee on which he or she serves.

Our non-employee directors are required to hold shares of our common stock with a value equal to five times the amount of the annual cash retainer paid to such director for service on the board (excluding any additional cash retainers paid to a director for service as a member of a board committee, as chairperson of the board or as chairperson of a committee). Directors are required to achieve the applicable level of ownership within five years of the later of the date the ownership guidelines were adopted, February 10, 2021, or the date such person became a director, as applicable. See “Executive Compensation—Stock Ownership Guidelines” for additional information on these guidelines.

DIRECTOR AND OFFICER INDEMNIFICATION AGREEMENTS

In addition to the indemnification and advancement of expenses required in our certificate of incorporation and bylaws, we have entered into indemnification agreements with each of our current directors and executive officers. These agreements provide for the indemnification of, and the advancement of expenses to, such persons for all reasonable expenses and liabilities, including attorneys’ fees, judgments, fines and settlement amounts, incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. For additional information, please see “Related-Person Transactions—Arrangements with our Directors and Officers.”

INSTITUTIONAL INVESTOR OUTREACH

This year we launched our first stockholder outreach program as an enhancement to our corporate governance practices. We sought investor feedback to help us determine areas where we are performing well and areas for potential improvement. We solicited feedback on a variety of key topics, including our corporate governance, executive compensation, Sustainability initiatives and other related issues. During 2023, we sought feedback from investors representing approximately 80% of our outstanding shares and engaged with six global institutional investors.

PROPOSAL NO. 2
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

(“SAY-ON-PAY”)

The Board of Directors is providing stockholders the opportunity to cast an advisory vote on the compensation of our named executive officers (“NEOs”) pursuant to Section 14A of the Securities Exchange Act of 1934. This proposal, commonly known as a “Say on Pay” proposal, gives our stockholders the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our Named Executive Officers. We currently hold annual “Say on Pay” votes. The Board of Directors values the opinions of the Company’s stockholders as expressed through their votes and other communications.

This Say on Pay vote is advisory, meaning that it is not binding on the compensation committee or the Board of Directors. This vote will not affect any compensation already paid or awarded to any named executive officer, nor will it change any decisions the Board of Directors has made. Nonetheless, the compensation committee and the Board of Directors will review and carefully consider the outcome of this advisory vote when making future decisions regarding our executive compensation programs and policies.

We design our executive compensation programs to attract and retain top executive talent, while aligning our compensation with our corporate and financial objectives, and the long-term interests of our stockholders. Stockholders are encouraged to read the Compensation Discussion & Analysis (“CD&A”) section of this proxy statement. In the CD&A, we describe our compensation programs, including the underlying philosophy and strategy, the individual elements of compensation, and how our compensation plans are administered.

OVERVIEW OF OUR EXECUTIVE COMPENSATION PROGRAM

Base Salary Provides the level of market-based compensation to attract, retain and recognize talent in key roles required for the operation of the Company	Stock Ownership Guidelines Maintain robust stock ownership guidelines to strengthen the alignment of interests between our NEOs and our stockholders

Annual Incentive Plan

Provides short-term incentives directly linked to achievement of the Company’s financial and operational performance; compensation committee may award discretionary bonuses to our NEOs in recognition of their contributions during the year

Change-in-Control Provisions “Double trigger” severance benefits for NEOs in the event of termination following a change-in-control

Long-Term Incentives Aligns the long-term financial interests of NEOs and stockholders	No Pledging or Hedging NEOs are prohibited from pledging Company stock or engaging in transactions designed to hedge the value of the Company’s stock

Independent Compensation Consultant Engaged an independent compensation consultant to advise our compensation committee and management	Benefits and Perquisites No excessive perquisites or special benefits for NEOs

Peer Group Benchmarking Benchmark to compensation peer group to evaluate NEO compensation relative to competitive pay market standards	Incentive Based Compensation Clawback Policy Maintain an Incentive Compensation Clawback Policy, which reinforces our commitment to our business objectives

ADVISORY VOTE REQUIRED: APPROVAL OF COMPENSATION OF NAMED EXECUTIVE OFFICERS

The approval of named executive officer compensation, on an advisory basis, requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting and are voted for or against the proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote against this proposal. Broker non-votes are not considered votes for or against this proposal and thus will have no effect on the outcome of the proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE, ON A NON-BINDING ADVISORY BASIS, “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS PRESENTED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis details the Company’s philosophy and policies regarding executive compensation, the process that is used to set executive compensation within the Company, the elements of the executive compensation program, and the role of our compensation committee and the executive staff in setting executive compensation. In addition, this discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs as we build a program appropriate for our status as a public company while considering the current external environment. See the section titled “Cautionary Statement Regarding Forward-Looking Statements” of the 2023 Annual Report for a discussion of the risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those express or implied by such forward-looking statements.

In Fiscal Year 2023, our “named executive officers” (or “NEOs”) and their positions were as follows:

Named Executive Officer	Position
Kevin Holleran	President, Chief Executive Officer
Eifion Jones	Senior Vice President, Chief Financial Officer
Susan Canning	Senior Vice President, Chief Legal Officer and Corporate Secretary
John Collins	Senior Vice President, Chief Commercial Officer
Fernando Blasco	Vice President, General Manager Europe & Rest of the World
Richard Roetken	Former President, North America

The following discussion and analysis contains statements regarding individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

COMPENSATION PHILOSOPHY AND OBJECTIVES

Our compensation philosophy is driven by the need to attract and retain top executive talent, while aligning our compensation with our corporate and financial objectives, and the long-term interests of our stockholders. We have provided compensation packages that we view as fair and competitive and that are designed to incentivize our executives to drive market-leading performance, relative to the Company’s peers, as our ability to meet and exceed our business goals depends on the skills and contributions of each executive. We also intend to maintain our commitment to strong corporate governance in connection with our named executive officer compensation arrangements.

Attract and Retain Top Executive Talent	Align Corporate and Financial Objectives	Align Long-Term Interests of Executives and Stockholders	Drive Market-Leading Performance

Our compensation programs for our executives have historically been weighted towards rewarding both short and long-term performance incentives through a mix of cash and equity compensation, providing our executives with an opportunity to share in the appreciation of our business over time.

Our executive compensation program was designed to weight fixed compensation less heavily for our senior executives, such that there is a positive correlation between an executive’s seniority, role and responsibilities and the proportion of his or her compensation that is “at-risk.” Pay-for-performance is an integral component of our compensation program, and “at-risk” elements of our executive’s compensation make up a significant portion of our annual and long-term incentives. During Fiscal Year 2023, our equity awards program included PSUs, time-based stock options and time-based RSUs. The vesting of the PSUs is tied to return on gross invested capital and adjusted EBITDA margin, each with a relative weighting of 50%, and are measured over a three-year performance period. The use of these metrics along with a three-year performance period further aligns the interests of our executives with the long-term interests of our stockholders.

The following charts highlight the allocation for Fiscal Year 2023 of base salary, annual incentive plan awards at the target performance level and equity awards at the target performance level for our Chief Executive Officer and for the other named executive officers.

The Company has continued to utilize short and long-term incentive compensation as a key component of our compensation philosophy, including through the administration of our 2021 Plan (as defined below). We intend to continue our emphasis on “at-risk” compensation based on the achievement of specific performance objectives in order to drive superior executive achievement and appropriately align the financial interests of our executive officers to our stockholders.

KEY COMPENSATION PRACTICES

The compensation for our named executive officers generally consists of a base salary, annual cash bonuses and equity awards.

Compensation Element	Compensation Objective
Base Salary	Provides the level of market-based compensation to attract, retain and recognize talent in key roles required for the operation of the Company
Cash-Based Incentive Compensation	Provides short-term incentives directly linked to achievement of the Company’s financial and operational performance
Equity-Based Compensation	Aligns the long-term financial interests of named executive officers and stockholders

We aim to establish base cash compensation at fair and reasonable levels in order to attract talent in a competitive market, with our compensation committee determining pay ranges in consultation with our human resources team and our compensation consultant using a combination of market data and business conditions, individual talent, relevant experience and performance, as factors in determining actual pay.

When designing our cash bonus program, we felt strongly that it should emphasize contributions towards Company financial and operational performance. We believe this underscored our commitment to maintain alignment between stockholders and our executives. In addition to the emphasis placed on the Company’s financial and operational performance, the compensation committee recognizes the need to reward outstanding efforts made during years with challenging macroeconomic headwinds. As such, the compensation committee has the authority to award discretionary bonuses under special circumstances. In Fiscal Year 2023, the compensation committee awarded discretionary bonuses to certain named executive officers to acknowledge their contributions. The discretionary bonuses are discussed in more detail below under the heading “—Elements of the Company’s Compensation Program—Bonus Compensation—Discretionary Bonuses.”

Our 2021 Plan provides us with significant flexibility to grant various types of equity and incentive awards to remain competitive in the labor market and to attract, retain and motivate our executive leadership team.

While we have identified specific compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all the executive compensation objectives described above. Accordingly, we expect that we will continue to review and structure our compensation programs to serve and reinforce each of our objectives, including emphasizing and rewarding exceptional performance, driving value creation for our stockholders, and utilizing best practices and sound governance.

The table below highlights our executive compensation program design and governance principles:

	What We Do		What We Do Not Do
✓	Emphasize performance-based, at-risk compensation	X	Do not grant uncapped cash incentives or guaranteed equity compensation
✓	Emphasize the use of equity compensation to promote executive retention and reward long-term value creation	X	Do not provide significant perquisites
✓	Target total direct cash compensation at the market median and weight the overall pay mix towards incentive compensation for executive officers	X	Do not reprice our stock option awards and our 2021 Plan expressly forbids exchanging underwater options for cash without stockholder approval
✓	Engage an independent compensation consultant to advise our compensation committee	X	Do not provide tax gross-up payments with respect to any excise tax due under the federal tax code as a result of severance payments
✓	Maintain robust stock ownership guidelines for our directors and executive officers	X	No hedging, pledging, or short sales of stock permitted
✓	Have double trigger requirements on cash severance payments and long-term incentive equity benefits following a change-in-control	X	Do not provide incentives that encourage excessive risk-taking
✓	Maintain an incentive compensation “clawback” policy
✓	Enhanced Code of Conduct

DETERMINATION OF EXECUTIVE COMPENSATION AND COMPENSATION PRACTICES

Our compensation committee is primarily responsible for overseeing our compensation strategy, utilizing, in general, the following resources and processes:

Compensation Committee	CEO and Management	Independent Compensation Consultant Pearl Meyer & Partners, LLC (“Pearl Meyer”)

●  Oversees our compensation and benefit plans and policies

●  Administers our equity-based plans and annual incentive compensation plans, including setting vesting conditions for awards (including performance metrics) and determining the amounts of the awards granted to our executive officers, aligning it with our executive compensation philosophy.

●  Considers, reviews and approves compensation decisions relating to our executive officers, including our Chief Executive Officer.

●  Considers recommendations from our Chief Executive Officer regarding the compensation of our executive officers other than himself.

●  Reviews and provides recommendations to our Board of Directors regarding the compensation of our directors.

●  All decisions regarding the compensation of our executive officers were made independently by the compensation committee.

● CEO recommends base salary, and short-term and long-term compensation, including equity incentives, for the other executive officers based on our results, an executive officer’s individual contribution toward these results, the executive officer’s role and performance of his or her duties and his or her achievement of individual goals.

●  Management presents recommendations and other data, including various compensation survey data and publicly-available data of our peers.

● CEO typically attends meetings of the compensation committee, the compensation committee meets outside the presence of our CEO when discussing his compensation, among certain other matters.

●  Assists the compensation committee in its review of our executive compensation program and the determination of an appropriate peer group.

●  Consults with compensation committee regularly throughout the year, and one or more representatives of Pearl Meyer attends portions of our compensation committee meetings.

Our compensation committee uses compensation data from market survey data published by third parties and compensation data provided by Pearl Meyer for use as a general indicator of relevant market conditions and pay practices and as a broader reference point when determining compensation for our executive officers.

In addition to survey and benchmarking information derived from our peer group (as described below), other important factors that drive compensation decisions include individual qualifications and expertise, responsibilities, particular industry and market conditions and complexity of the position. More specifically, our compensation committee considers the performance of the Company’s named executive officers, the individual’s historical compensation and any retention concerns, and the Chief Executive Officer’s recommendations (in the case of named executive officers other than the Chief Executive Officer), before determining the compensation arrangement for each of them.

Our compensation committee also regularly reviews the Company’s compensation policies and practices to determine whether they encourage excessive risk-taking, reviews and discusses at least annually the relationship between risk management policies and practices and compensation and evaluates compensation policies and practices that could mitigate any such risk. Our compensation committee has specifically evaluated the Company’s compensation structure and practices and concluded that they do not establish incentives for unnecessary or excessive risk.

Peer Group Companies

Our compensation committee worked with Pearl Meyer to establish a compensation peer group to help enable our named executive officers to receive fair and competitive pay relative to market standards.

In Fiscal Year 2023, our peer group review consisted of a multi-dimensional analysis in which we selected companies: in a similar growth stage as us (with a focus on new public companies), with similar gross profit margins, revenue, and in similar industries that we viewed as competition for executive talent.

The peer group approved by the compensation committee in Fiscal Year 2023 for use in benchmarking compensation was as follows:

Peer Group
A. O. Smith Corporation	Evoqua Water Technologies Corp.	Mueller Industries Inc.	Trex Company, Inc.
Aaon, Inc.	Generac Holdings Inc.	Mueller Water Products, Inc.	Watts Water Technologies, Inc.
The Azek Company Inc.	Johnson Outdoors Inc.	Pool Corporation	YETI Holdings, Inc.
Badger Meter, Inc.	Lennox International Inc.	SPX Technologies, Inc.	Zurn Elkay Water Solutions Corporation
CSW Industrials, Inc.	Leslie’s, Inc.	The Toro Company

We review and evaluate this list on an ongoing basis to verify that we are accurately benchmarking and compensating our executives. Accordingly, our peer group list is subject to change over time. In July 2023, the compensation committee approved use of Evoqua Water Technologies Corp. in the Fiscal Year 2023 benchmarking, despite its acquisition by Xylem, Inc., because it filed its 2022 compensation disclosure before the acquisition transaction closed.

ELEMENTS OF THE COMPANY’S EXECUTIVE COMPENSATION PROGRAM

We design the principal components of our executive compensation program to fulfill one or more of the principles and objectives described above. The following table summarizes the principal components and related performance criteria of our executive compensation program in Fiscal Year 2023:

Compensation Element	Base Salary	Bonus	Equity
Form of Delivery	Cash	Cash	Options	RSUs	PSUs
Performance Emphasis	Short-term		Long-term
Performance Measures/ Value Realization	Fixed component of compensation for services provided to the Company	Adjusted EBITDA Adjusted Free Cash Flow ESG-related goals	Value based on HAYW stock price on exercise date	Value based on HAYW stock price on vesting dates	Adjusted EBITDA Margin & Return on Gross Invested Capital
Performance/Vesting Period	Ongoing	1 year	Generally vest annually over 3 years	Generally vest annually over 3 years	Generally measured and vest at the end of 3-year period
Payout Determination	Primarily benchmarked against Peer Group, reflecting the executive’s skill set, experience, role and responsibilities	Primarily based on level of achievement against financial and operational goals, and may include discretionary bonus to recognize individual contributions	Completion of continued service through each vesting date	Completion of continued service through each vesting date	Based on level of achievement against financial goals and continued service through performance period

For Fiscal Year 2023, the compensation of our named executive officers generally consisted of:

●	Base salary;

●	Annual performance-based cash bonus opportunities;

●	Discretionary bonuses;

●	Equity incentive compensation;

●	Certain severance benefits;

●	Participation in our 401(k) Plan;

●	Employer matches in non-qualified deferred compensation;

●	Car lease payments and car expense reimbursements (which ceased in 2023); and

●	Health and welfare benefits.

These elements (and the amounts of compensation and benefits under each element) were selected because we believe they are necessary to help us attract and retain executive talent, which is fundamental to our success, reward executives based on performance and align executives with the interests of our stockholders.

Below is a more detailed summary of the current executive compensation program as it relates to our named executive officers.

Base Salaries

Our named executive officers receive a base salary to compensate them for the services they provide to our Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

The following table sets forth the base salaries of our named executive officers at the end of Fiscal Year 2023. For information regarding the salary earned by our named executive officers in Fiscal Year 2023, see “Summary Compensation Table” below.

Named Executive Officer	Base Salary(1)
Kevin Holleran	$938,000
Eifion Jones	$540,000
Susan Canning	$445,000
John Collins(2)	$500,000
Fernando Blasco(3)	$232,566
Richard Roetken	$512,500

(1)	The salaries disclosed are as of December 31, 2023.
(2)	Mr. Collins’ salary increased from $445,000 to $500,000 on December 4, 2023, as a result of his transition to Chief Commercial Officer.
(3)	Mr. Blasco’s salary in Fiscal Year 2023 was paid in Euros. The amount shown in the table above was converted to U.S. dollars at an exchange rate of EUR 1 = USD 1.0817, which was an average of the daily closing exchange rate for the 2023 calendar year.

Bonus Compensation

Annual Incentive Plan

Pursuant to our go-forward compensation structure that aligned executive compensation to market and internal equity targets, the compensation committee approved the following bonus targets for our named executive officers in Fiscal Year 2023:

Named Executive Officer	Target Bonus Percentage (1)
Kevin Holleran	115%
Eifion Jones	75%
Susan Canning	50%
John Collins(2)	70%
Fernando Blasco	50%
Richard Roetken	70%

(1)	Expressed as percentage of NEO’s annual salary. The target bonus percentages disclosed are as of December 31, 2023.

(2)	Mr. Collins’ target bonus percentage increased from 50% to 70% on December 4, 2023, as a result of his transition to Chief Commercial Officer.

The amount of incentive awards paid under our annual incentive plan is based on performance relative to threshold, target and maximum performance levels set when the awards are made. When performance falls below the threshold, executives receive no payout. Payouts at a threshold level of performance are 40% of the target payout, payouts at a target level of performance are 100% of the target payout, and payouts at or above a maximum level of performance are at 200% of the target payout, with payouts for performance between these levels being interpolated. For Fiscal Year 2023, annual bonuses were based on previously determined factors that the compensation committee deemed appropriate, consisting of achievement of Company adjusted EBITDA, adjusted free cash flow and ESG targets. In calculating the bonus payouts, generally, performance relative to the adjusted EBITDA target was weighted as 70% of the total target performance, the adjusted free cash flow target was weighted as 20% of the total target performance, and the ESG target was weighted as 10% of the total target performance.

The compensation committee selected these performance measures because they are the critical measures we use internally in managing our businesses and, with respect to adjusted EBITDA and adjusted free cash flow, are measures of our profitability and the performance of our assets relative to our investment. The compensation committee believes that performance against these measures is a primary driver, over time, of the value of our company. The compensation committee believes that adjusted EBITDA (earnings before interest, income tax, depreciation and amortization expenses and selected items), adjusted free cash flow (adjusted EBITDA minus capital expenditures and the change in net working capital) and ESG related metrics of energy and water stewardship are the most appropriate measures of the annual operating performance of our businesses. In selecting these performance measures, setting the performance goals and awarding the corresponding incentive opportunities, the compensation committee took into account management’s recommendations. Our adjusted EBITDA for Fiscal Year 2023 did not meet the threshold performance level for that performance measure. Adjusted EBITDA decreased by 32.7% to $247.3 million for the full Fiscal Year 2023, driven primarily by decreased net sales and lower operating leverage. Adjusted EBITDA margin decreased by 310 basis points to 24.9% for the full Fiscal Year 2023, compared to the prior fiscal year. In addition, our adjusted free cash flow for Fiscal Year 2023 did not meet the threshold performance level for that performance measure as a result of these same drivers.  Despite significant improvement in our stewardship of water and energy, threshold performance was not achieved as each defined metric was a function of labor hours worked, which decreased for Fiscal Year 2023.  As a consequence, no bonuses were earned by our named executive officers under our annual incentive plan.

The following table presents the 2023 performance goals set for the annual incentive plan. The table shows goals for threshold, target and maximum performance levels, actual 2023 performance and the percentage of target payout achieved for each goal.

Performance Metrics		Performance Levels			Actual Performance
(dollars in millions)	Weighting	Threshold (40% of Target)	Target	Maximum (200% of Target)	Amount	% of Target Payout Achieved
Adjusted EBITDA(1)(4)	70%	$274	$305	$350	$247.3	0%
Adjusted free cash flow(2)(4)	20%	$317	$352	$403	$235.1	0%
ESG(3)	10%	-3% YOY (Water and Electricity)	-4% YOY (Water and Electricity)	-6% YOY (Water and Electricity)	8% YOY (Water) 17% YOY (Electricity)	0%

(1)	Adjusted EBITDA is defined as earnings before interest (including amortization of debt costs), income taxes, depreciation, and amortization further adjusted for the impact of restructuring related income or expenses, certain stock-based compensation, currency exchange items, acquisition and restructuring related expenses, net, and certain non-cash, nonrecurring or other items that are included in net income that the compensation committee does not consider indicative of the Company’s ongoing operating performance. Adjusted EBITDA is calculated in a manner consistent with adjusted EBITDA as presented by the Company in its quarterly and annual earnings announcements.

(2)	Adjusted free cash flow measures our ability to generate cash after accounting for capital expenditures and working capital movements. Adjusted free cash flow is determined by reducing the Company’s adjusted EBITDA by capital expenditures and adjusting for changes in net working capital.

(3)	ESG components are defined as water and energy stewardship, a performance measure based on achieving a target level year-over-year reduction of: (i) gallons of water consumed per hours worked and (ii) kilowatts of energy used per hours worked at the Company’s three most water- and energy-intensive facilities, Clemmons, Nashville, and Rhode Island.

(4)	The compensation committee believes adjusted EBITDA and adjusted free cash flow are the most appropriate measures of the annual operating performance of our business and that performance on these measures, over time, are primary drivers of company value. Adjusted EBITDA and adjusted free cash flow are not financial measures under generally accepted accounting principles (“GAAP”). Reconciliations of adjusted EBITDA and adjusted free cash flow to the comparable GAAP measures are presented in Appendix A to this proxy statement.

Discretionary Bonuses

Hayward is dedicated to delivering exceptional products, outstanding service and innovative technology to transform the experience of water. Our President and Chief Executive Officer, Kevin Holleran, led the global organization in a year characterized by macroeconomic impacts on the consumer and post-pandemic normalization across the pool industry while supporting our customers and expanding commercial relationships. With his continued guidance and focus on maintaining a safe work environment for all employees, North Carolina facilities were awarded Highly Protected Risk status by Factory Mutual Insurance Company, a leading commercial property insurer of the world’s largest businesses, for meeting the highest property protection industry standards. In addition to the implementation of programs to protect employees, Mr. Holleran also implemented programs improving the environmental impact of our products, specifically water and energy usage, which resulted in positive third-party recognition. Under the financial stewardship of Eifion Jones, Hayward’s Chief Financial Officer, we achieved strong financial and operating results amid lower sales volumes with gross profit margin expansion to a post-IPO record of 48.1% and cash provided by operating activities increasing 59% in 2023. Mr. Jones also successfully led Hayward’s completion of our prior enterprise cost reduction program resulting in annualized selling, general, and administrative savings of approximately $28 million. John Collins led Hayward’s global operations team for nearly all of 2023 before moving to his current Chief Commercial Officer responsibilities. In his time leading global operations, Mr. Collins drove lean manufacturing and continuous improvement capabilities in 2023, rightsizing production levels and cost structure, consolidating Hayward’s vertically integrated manufacturing footprint and investing in automation. In addition to her legal and corporate communications leadership, Susan Canning, our Chief Legal Officer, assumed additional organizational responsibilities by leading the global human resources function throughout 2023, driving pay for performance and sustainability initiatives while also successfully launching an enhanced information system and transitioning the European manufacturing workforce consistent with our operations footprint. Fernando Blasco was recognized for his leadership contributions in Europe as the region relocated manufacturing from Madrid to Barcelona, significantly reducing operational risk. The amount of these discretionary bonuses are included in the “Bonus” column of the Summary Compensation Table, appearing on page 40.

The target and actual cash bonus amounts for our applicable named executive officers who received any bonus payment for Fiscal Year 2023 are set forth below. Mr. Roetken did not receive a bonus upon his separation from the company.

Named Executive Officer	Target Bonus	Earned Bonus	Discretionary Bonus	Actual Bonus
Kevin Holleran	$1,078,700	$0	$150,000	$150,000
Eifion Jones	$405,000	$0	$125,000	$125,000
Susan Canning	$222,500	$0	$125,000	$125,000
John Collins	$222,500	$0	$125,000	$125,000
Fernando Blasco	$116,283	$0	$15,000	$15,000

2024 Bonus Opportunities

For Fiscal Year 2024, the compensation committee approved financial and operational targets deemed appropriate, including achievement of Company adjusted EBITDA and replacing adjusted free cash flow and ESG with the addition of Revenue (Net Sales) and Cash Conversion Cycle. Cash Conversion Cycle is defined as days sales outstanding, plus days on hand of inventory, less days payable outstanding. The compensation committee weighted the targets as follows: adjusted EBITDA: 70%, Revenue: 20% and Cash Conversion Cycle: 10%. Threshold performance would fund the 2024 bonus at 25% of target payout, and performance below threshold would result in no payout.  The maximum payment under the plan is 200% of an individual executive’s target bonus amount. The performance levels, relative to target performance, at which the threshold and maximum achievements are attained with respect to each metric are set out in the following table:

2024 Bonus Opportunity
Performance Metrics	Weighting	Threshold	Max
Adjusted EBITDA	70%	91%	112%
Revenue (Net Sales)	20%	94%	108%
Cash Conversion Cycle	10%	96%	109%

Equity Compensation

Awards Granted in 2023

A significant portion of each named executive officer’s compensation is in the form of equity compensation to create a strong alignment with the interests of stockholders. If the Company’s stock price declines, so does the value of the named executive officers’ compensation, and vice versa. When setting targeted in-service compensation for each of our executive officers, the compensation committee considers individual performance, experience and tenure. In evaluating the reasonableness and competitiveness of targeted in-service compensation, the compensation committee reviews compensation data for a peer group prepared by its independent executive compensation consultant. Certain members of our senior management team help prepare for and attend meetings where executive compensation, company performance targets, and competitive compensation levels and practices are discussed and evaluated. However, only the compensation committee members are allowed to vote on decisions regarding executive compensation. The compensation committee also receives recommendations from our CEO regarding the compensation of our other officers, including the other named executive officers. Our CEO does not participate in the deliberations of the compensation committee and our board regarding his own compensation.

Prior to the IPO, our Board of Directors adopted and our stockholders approved our Second Amended and Restated Hayward Holdings, Inc. 2017 Equity Incentive Plan (the “2017 Plan”), which provided for the grant of equity awards with respect to our common stock. In connection with our IPO, we adopted the Hayward Holdings, Inc. 2021 Equity Incentive Plan (the “2021 Plan”). We believe using long-term incentive compensation provides our employees (including the named executive officers) and other eligible service providers the opportunity to participate in the equity appreciation of our business, incentivizes them to work towards Hayward’s long-term performance goals and aligns their interests with the interests of our stockholders. We also believe that such awards function as a compelling incentive and retention tool.

In Fiscal Year 2023, the compensation committee awarded time-based stock options, time-based RSUs, and PSUs which vest based on achievement of specified performance measures over a three-year performance period. The value of the awards generally allocated 40% to time-based stock options, 40% to RSUs and 20% to PSUs.

To determine the target number of PSUs and the number of RSUs and stock options, the compensation committee divided the applicable dollar value of each such award by the closing price of our common stock on the date of the award for the RSUs and PSUs and by the Black-Scholes accounting value for the stock options. The following describes each type of award:

Time-Based Stock Options

Stock options granted to officers in Fiscal Year 2023 vest, subject to continued employment, in equal annual installments over a three-year period. Accordingly, such awards serve as a retention incentive, as unvested awards are forfeited if the executive voluntarily leaves the Company.

In Fiscal Year 2023, our named executive officers received options to purchase common stock under the 2021 Plan with the grant values reflected below.

Name Executive Officer	Grant Date	Stock Options (#)(1)	Grant Date Value of Stock Options ($)(1)
Kevin Holleran	March 2, 2023	312,897	$1,480,003
Eifion Jones	March 2, 2023	91,332	$432,000
Susan Canning	March 2, 2023	56,449	$267,004
John Collins	March 2, 2023	47,041	$222,504
Fernando Blasco	March 2, 2023	9,809	$46,397

(1)	For the named executive officers employed on March 2, 2024, these options vested as to one-third of the initial underlying shares of common stock on March 2, 2024, and generally vest as to the remaining two-thirds of the initial underlying shares of common stock in two equal installments, on each of March 2, 2025 and March 2, 2026, generally subject to the individual’s continued employment with us through the applicable vesting date. The options granted have an exercise price equal to $11.81 per share. Because Mr. Roetken’s employment with the Company ceased on December 31, 2023, all of the options granted to him in Fiscal Year 2023 were forfeited before they vested.

Time-Based Restricted Stock Units

RSU awards granted to officers in Fiscal Year 2023 vest, subject to continued employment, in equal annual installments over a three-year period. Accordingly, such awards serve as a retention incentive, as unvested awards are forfeited if the executive voluntarily leaves the Company.

Named Executive Officer	Grant Date	RSUs (#) (1)	Grant Date Value of RSUs ($)(1)
Kevin Holleran	March 2, 2023	125,318	$1,480,006
Eifion Jones	March 2, 2023	36,580	$432,010
Susan Canning	March 2, 2023	41,448	$489,501
John Collins	March 2, 2023	18,840	$222,500
Fernando Blasco	March 2, 2023	3,929	$46,401

(1)	For the named executive officers employed on March 2, 2024, these RSUs vested as to one-third of the initial underlying shares of common stock on March 2, 2024, and generally vest as to the remaining two-thirds of the initial underlying shares of common stock in two equal installments, on each of March 2, 2025 and March 2, 2026, generally subject to the individual’s continued employment with us through the applicable vesting date. Because Mr. Roetken’s employment with the Company ceased on December 31, 2023, all of the RSUs granted to him in Fiscal Year 2023 were forfeited before they vested.

Performance-Based Stock Units

PSU awards have a three-year performance period, with vesting based on the achievement of specified performance metrics. For Fiscal Year 2023, the compensation committee selected return on gross invested capital and adjusted EBITDA margin, weighted equally, as the performance measures. Return on gross invested capital is calculated by dividing Adjusted EBITDA by the sum of the amount of the Company’s gross property, plant and equipment (both purchased and under capital lease) plus working capital.  Adjusted EBITDA is calculated as described above under “—Annual Incentive Plan.” These financial measures can be impacted by a variety of non-recurring or extraordinary items (e.g., business restructuring) and actual results may be adjusted for these items if not contemplated in the target setting process. Adjustments to the annual bonus financial results, if any, are reviewed and approved by the compensation committee.

The threshold, target and maximum levels with respect to these performance measures are not presented as such information is confidential and competitively sensitive.  In setting these levels, the compensation committee considered achievement of the target level to be in line with its expectations for the Company's performance for such period.

The following table summarizes the number of shares that would be issued at the threshold, target and maximum levels for the Fiscal Year 2023 PSU grants made to the current named executive officers. Because Mr. Roetken’s employment with the Company ceased on December 31, 2023, all of the PSUs granted to him in Fiscal Year 2023 have been forfeited.

Named Executive Officer	Threshold (#)(1)	Target (#)(1)	Maximum (#)(1)	Grant Date Value of PSUs ($)(1)
Kevin Holleran	31,330	62,660	125,320	$740,015
Eifion Jones	9,145	18,290	36,580	$216,005
Susan Canning	5,652	11,304	22,608	$133,500
John Collins	4,710	9,420	18,840	$111,250
Fernando Blasco	983	1,966	3,932	$23,218

(1)

These PSUs vest generally subject to achievement of specified performance measures over the three-year performance period and the individual’s continued employment with us through the date of the compensation committee’s certification of the achievement against the financial goals. Grant date value is presented based on the target level of performance.

Equity Program Changes for 2024

The compensation committee authorized the continued use of RSUs and PSUs but did not issue stock option awards to named executive officers as part of the equity program in 2024. The RSUs generally vest in three annual installments. The PSUs are generally measured against achievement of financial goals for 2024, with a modifier that may adjust the number of earned PSUs by +/-15% based on absolute total shareholder return over the three years ending December 31, 2026. PSUs vest on the third anniversary of the grant date, subject to continued employment, and the compensation committee’s certification of the performance goal achievement and the total shareholder return modifier for the three-year period. The mix of equity components for 2024 awards for the CEO was 50% RSUs and 50% PSUs, meanwhile the mix for the other named executive officers was 60% RSUs and 40% PSUs. The compensation committee believes that an increase in PSUs will further align our executives’ interests with those of our stockholders, and continued use of RSUs provides increased retention incentives.

Other Elements of Compensation

Retirement Plans

We maintain the Hayward Industries, Inc. Retirement Plan, a 401(k) retirement plan for our full-time employees. There is an employer contribution match to the 401(k) plan equal to 50% of compensation contributed to the plan up to 6% of eligible earnings by an employee. In addition, after one year of service, we make an annual non-discretionary safe harbor contribution to the 401(k) plan of 3% of an employee’s compensation. Our named executive officers are eligible to participate in these plans on the same basis as our other full-time employees.

In addition, we maintain the Hayward Industries, Inc. Supplementary Retirement Plan, a nonqualified deferred compensation plan in which participants, including our named executive officers, receive an employer contribution of up to a 9% match of eligible earnings deferred under the plan. The investment options mirror the investment options provided for in the 401(k) plan.

Employee Benefits and Perquisites

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:

●	health, vision, and dental insurance;

●	short-term and long-term disability insurance; and

●	life and accidental death & dismemberment insurance.

Additionally, certain of our named executive officers are entitled to other perquisites pursuant to their employment agreements with the Company. See “–Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table–Executive Compensation Arrangements,” below.

Employment and Severance Arrangements

As of December 31, 2023, we were party to employment agreements or offer letters with our named executive officers. A detailed description of the applicable severance provisions contained in our named executive officer’s employment agreements for Fiscal Year 2023 is described in “–Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table–Executive Compensation Arrangements,” below.

Additional Compensation Components

In the future, we may provide different and/or additional compensation components, benefits and/or perquisites to our named executive officers to allow us to provide a balanced and comprehensive compensation structure. We believe that it is important to maintain flexibility to adapt our compensation structure to properly attract, motivate and retain the top executive talent for which we compete, as well as to reflect current market and global conditions. All future practices regarding compensation components, benefits and/or perquisites will be subject to periodic review by our compensation committee.

Tax and Accounting Considerations

The compensation committee has continued to use performance-based compensation arrangements for awards to the named executive officers even though such incentive compensation is no longer excepted from the limitation on deductibility of executive compensation for federal income tax purposes.

The Company accounts for stock-based compensation in accordance with the requirements of Accounting Standards Codification (“ASC”) Topic 718, “Compensation - Stock Compensation.” The Company also takes into consideration ASC Topic 718 and other generally accepted accounting principles in determining changes to policies and practices for its stock-based compensation programs.

HEDGING AND PLEDGING POLICIES, DERIVATIVES TRADING

As part of our insider trading policy, all of our directors, officers and employees are prohibited from engaging in hedging and other monetization transactions (such as prepaid variable forward contracts, equity swaps, collars and exchange funds) involving our securities, holding our securities in a margin account or pledging our securities as collateral for a loan. We also prohibit our directors, officers and employees from speculating in our equity securities, including through the use of short sales or by trading in options or other derivative securities with respect to our securities.

STOCK OWNERSHIP GUIDELINES

Our Board of Directors maintains stock ownership guidelines for our executive officers and the compensation committee is responsible for administering these guidelines. Our stock ownership guidelines were put in place in connection with the IPO and are intended to strengthen the alignment of interests between our executive officers and our stockholders. The guidelines of peers and, on a broader basis, industry practices were considered in developing this policy.

Our guidelines for executive officers provide the following:

Position	Ownership Guideline (multiple of base salary)
Chief Executive Officer	5x
Chief Financial Officer	3x
Other Executive Officers	1x

Executive officers are required to achieve the applicable level of ownership within five years of the later of (i) the date the ownership guidelines were adopted, February 10, 2021, or (ii) the date such person was designated an executive officer or became a director, as applicable.

For purposes of the stock ownership guidelines, we include direct ownership of shares (including by a member of his or her immediate family residing in the same household), shares held in trust for the benefit of the executive officer or director (or a member of his or her immediate family residing in the same household), shares held in our employee stock purchase plan, 401(k) or deferred compensation retirement plans, shares underlying vested incentive equity awards, and shares underlying unvested incentive equity awards (including, without limitation, in-the-money vested stock options and vested RSU awards that have not yet been settled), net of applicable tax withholding. Pledged shares and any unexercised and unvested equity awards (other than unvested RSUs) do not count towards satisfaction of the guidelines. Failure to comply with the stock ownership guidelines will (among other things, as may be determined by the compensation committee) require executive officers and independent directors to retain at least 50% of the shares, net of applicable tax withholding and the payment of any exercise or purchase price (if applicable) received upon the vesting or settlement of equity awards or the exercise of stock options, until the thresholds stated above are reached.

INCENTIVE-BASED RECOVERY POLICY

We maintain a compensation clawback policy with respect to our executive officers, effective as of December 1, 2023, which addresses requirements under rules recently adopted by the SEC and NYSE mandating the clawback of incentive compensation upon the restatement of the Company’s financial statements. The policy generally requires the recovery by the Company, in the event of a required accounting restatement (including a “little-r” restatement) of the Company’s financial statements, of incentive-based compensation that is based wholly or in part upon the attainment of any financial reporting measure and is received by current or former executive officers on or after December 1, 2023, to the extent that such compensation based on the erroneously reported financial information exceeds the amount derived from the restated financial information. Clawback under the policy is required for any such excess compensation received during the three completed fiscal years immediately preceding the date the Company is required to prepare an accounting restatement. The policy provides for mandatory clawback by the Company of such excess compensation, with exceptions applicable only if (a) the direct expense paid to a third party to assist in enforcing the policy would exceed the amount to be recovered (provided that we must make a reasonable attempt to recover such erroneously awarded compensation, document our reasonable attempts to effect a recovery, and provide that documentation to the NYSE), (b) recovery would violate home country law where that law was adopted prior to November 28, 2022 (provided that the Company has obtained an opinion of home country counsel, acceptable to NYSE, that recovery would result in such a violation and a copy of the opinion is provided to NYSE), or (c) a recovery from certain tax-qualified retirement plans would likely cause such plans to fail to meet the statutory requirements for tax exemption. To facilitate the application of the policy, we require recipients of awards of incentive compensation based wholly or in part upon the attainment of any financial reporting measure to agree to repay any such excess compensation in accordance with this policy.

REPORT OF THE COMPENSATION COMMITTEE

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on such review and discussions, the compensation committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and Hayward’s Form 10-K for the year ended December 31, 2023.

Lawrence H. Silber (Chairperson)

Stephen Felice

Kevin Brown

This report of the compensation committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act, or under the Exchange Act except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation of our executive officers for the years indicated below.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Kevin Holleran President, Chief Executive Officer	2023	923,135	150,000	2,220,021	1,480,003	–	657,510	201,337	5,632,006
	2022	875,000	–	700,006	2,800,000	–	875,951	369,752	5,620,709
	2021	775,000	–	–	3,100,000	1,550,000	742,482	259,907	6,427,389
Eifion Jones Senior Vice President, Chief Financial Officer	2023	531,731	125,000	648,015	432,000	–	160,922	92,053	1,989,721
	2022	493,452	150,000	185,843	743,300	–	111,208	109,795	1,793,598
	2021	464,000	–	–	877,500	715,000	144,712	413,796	2,615,009
Susan Canning Senior Vice President, Chief Legal Officer and Corporate Secretary	2023	440,192	125,000	623,001	267,004	–	134,393	87,966	1,677,556
	2022	416,539	130,000	80,028	423,000	–	104,557	91,467	1,245,590

John Collins Senior Vice President, Chief Commercial Officer	2023	444,327	125,000	333,750	222,504	–	97,354	93,655	1,316,590
	2022	261,538	232,500	173,753	255,000	–	41,263	167,148	1,131,203

Fernando Blasco (6) Vice President, General Manager Europe & Rest of World	2023	195,271	15,000	69,619	46,397	–	–	20,471	346,758
	2022	153,299	–	23,530	94,017	–	–	21,702	292,548
	2021	233,090	–	–	93,971	233,090	–	22,438	582,589
Richard Roetken(7) Former President, North America	2023	499,856	–	420,022	280,002	–	236,389	89,861	1,526,130
	2022	474,192	–	127,703	510,700	–	77,564	183,008	1,373,167
	2021	456,000	–	–	1,325,530	638,000	253,394	344,836	3,017,760

(1)	The amounts shown for Messrs. Holleran, Jones, Collins, Roetken and Ms. Canning include contributions made by them to the Hayward Industries, Inc. Retirement Plan, described under “–Other Elements of Compensation–Retirement Plans.”

(2)	The amounts shown in this column represents the aggregate grant date fair value of restricted stock awards and PSUs at the target level of performance, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The only assumption we used in determining the amounts for the restricted stock awards and performance-based stock units was the grant date share price, which was the closing price of our common stock on the grant date. The RSUs granted in 2023 are scheduled to vest in equal increments on the first, second and third anniversaries of the date of grant subject to the executive’s continued employment. The PSUs vest subject to performance results after the completion of a three-year performance period. Assuming maximum payouts under the PSUs, which are 200% of the target levels, the amounts reported above for the RSUs and PSUs for 2023 would be as follows: Mr. Holleran, $2,960,035; Mr. Jones, $864,020; Ms. Canning, $756,501; Mr. Collins, $445,000; Mr. Blasco $92,838; and Mr. Roetken, $560,042. The reported amounts for any award do not reflect any adjustments for restrictions on transferability. All RSUs and PSUs granted to Mr. Roetken that were unvested as of his December 31, 2023 departure from the Company were forfeited upon his departure. The amounts reported in the table and in this footnote for Mr. Roetken do not reflect the impact of such forfeiture.

(3)	The amounts shown in this column represents the grant date fair value of options to purchase our common stock, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used to value the options for this purpose are set forth in Note 17 to our consolidated financial statements included in our Form 10-K for the year ended December 31, 2023. All options granted to Mr. Roetken that were unvested as of his December 31, 2023 departure from the Company were forfeited upon his departure. The amounts reported in the table for Mr. Roetken do not reflect the impact of such forfeiture.

(4)	The amounts shown in this column are annual bonus amounts payable in respect of each fiscal year reported. Our annual incentive plan is described above under “–Bonus Compensation.”

(5)	The amounts shown in the “All Other Compensation” column reflect the following items, as applicable to each named executive officer for the Fiscal Year 2023:

Name	401(k) Plan ($)(a)	Company Cars ($)(b)	Supplemental Medical Plan ($)(c)	Nonqualified Deferred Compensation Plan ($)(d)	Relocation Benefits ($)(e)	Life Insurance	Total ($)
Kevin Holleran	19,050	10,381	15,768	83,082	69,037	4,019	201,337
Eifion Jones	19,050	–	15,768	53,365	–	3,870	92,053
Susan Canning	19,050	–	15,768	51,317	–	1,831	87,966
John Collins	17,697	–	15,588	39,989	19,031	1,350	93,655
Fernando Blasco	–	15,814	2,494	–	–	2,163	20,471
Richard Roetken	19,050	6,186	15,768	44,987	–	3,870	89,861

(a)	The amounts shown reflect Company matching contributions to the Hayward Industries, Inc. Retirement Plan, described under “–Other Elements of Compensation–Retirement Plans.” For Messrs. Holleran, Jones and Roetken and Ms. Canning this reflects $9,900 in employer matching contributions to their 401(k) plans and an additional $9,150 safe harbor contribution to their 401(k) plans. For Mr. Collins this reflects $9,900 in employer matching contributions to his 401(k) plan and an additional $7,797 safe harbor contribution to his 401(k) plan.

(b)	The amounts shown reflect car lease payments and car expense reimbursements we provide to each of the named executive officers.

(c)	The amounts shown reflect premiums for a supplemental executive medical plan that we make available to certain of our senior employees, including our named executive officers.

(d)	The amounts shown reflect Company matching contributions to the Hayward Industries, Inc. Supplementary Retirement Plan, described under “–Other Elements of Compensation–Retirement Plans.”

(e)	The amounts shown reflect relocation expenses paid pursuant to an agreement with such named executive officer as a result of the relocation of the Company’s headquarters. The amounts include gross-up payments for income taxes related to the relocation expense payments as follows: Mr. Holleran, $17,017; and Mr. Collins, $6,566. The Company’s obligation to reimburse certain relocation expenses payable to Mr. Holleran pursuant to his employment agreement, as amended, and his Relocation Agreement (as defined below), expire no later than March 31, 2025.

(6)	Cash amounts received by Mr. Blasco pursuant to his employment agreement were paid in Euros. The amounts shown in the table above were converted to U.S. dollars at an exchange rate of EUR 1 = USD 1.0817, which was an average of the daily closing exchange rate for the 2023 calendar year.
(7)	Mr. Roetken ceased serving as President, North America on December 4, 2023 and as an employee after December 31, 2023.

GRANTS OF PLAN-BASED AWARDS TABLE - FISCAL YEAR 2023

The following table provides supplemental information relating to grants of plan-based awards made during Fiscal Year 2023 to help explain information provided above in our Summary Compensation Table. This table presents information regarding all grants of plan-based awards that the Company granted to the named executive officers during Fiscal Year 2023.

Name	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plans(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin Holleran President, Chief Executive Officer	N/A	431,480	1,078,700	2,157,400	—	—	—	—	—	—	—
	3/2/2023	—	—	—	—	—	—	—	312,897	11.81	1,480,003
	3/2/2023	—	—	—	31,330	62,660	125,320	—	—	—	740,015
	3/2/2023	—	—	—	—	—	—	125,318	—	—	1,480,006
Eifion Jones Senior Vice President, Chief Financial Officer	N/A	162,000	405,000	810,000	—	—	—	—	—	—	—
	3/2/2023	—	—	—	—	—	—	—	91,332	11.81	432,000
	3/2/2023	—	—	—	9,145	18,290	36,580	—	—	—	216,005
	3/2/2023	—	—	—	—	—	—	36,580	—	—	432,010
Susan Canning Senior Vice President, Chief Legal Officer and Corporate Secretary	N/A	89,000	222,500	445,000	—	—	—	—	—	—	—
	3/2/2023	—	—		—	—	—	—	56,449	11.81	267,004
	3/2/2023	—	—		5,652	11,304	22,608	—	—	—	133,500
	3/2/2023	—	—	—	—	—	—	41,448	—	—	489,501
John Collins Senior Vice President, Chief Commercial Officer	N/A	89,000	222,500	445,000	—	—	—	—	—	—	—
	3/2/2023	—	—	—	—	—	—	—	47,041	11.81	222,504
	3/2/2023	—	—	—	4,710	9,420	18,840	—	—	—	111,250
	3/2/2023	—	—	—	—	—	—	18,840	—	—	222,500
Fernando Blasco Vice President, General Manager Europe & Rest of World	N/A	46,395	115,988	231,975	—	—	—	—	—	—	—
	3/2/2023	—	—	—	—	—	—	—	9,809	11.81	46,397
	3/2/2023	—	—	—	983	1,966	3,932	—	—	—	23,218
	3/2/2023	—	—	—	—	—	—	3,929	—	—	46,401
Richard Roetken Former President, North America	N/A	143,500	358,750	717,500	—	—	—	—	—	—	—
	3/2/2023	—	—	—	—	—	—	—	59,197	11.81	280,002
	3/2/2023	—	—	—	5,928	11,856	23,712	—	—	—	140,019
	3/2/2023	—	—	—	—	—	—	23,709	—	—	280,003

(1)	These grants were issued under the 2021 Plan.
(2)	Threshold, target and maximum non-equity incentive opportunities calculated as a percentage of actual base salary earned during the performance year.
(3)	Reflects PSU awards granted in Fiscal Year 2023. Refer to “—Compensation Discussion and Analysis—Equity Compensation—Performance Based Stock Units” for further details on these awards.
(4)	Amounts reflect the full grant-date fair value of PSU awards, RSU awards, and options granted during Fiscal Year 2023 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all PSU awards, RSU awards, and option awards made to executive officers in Note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

The material terms of the employment agreements with each of our named executive officers, as in effect in Fiscal Year 2023, are described below. Each of our named executive officers’ employment is “at will” and may be terminated at any time.

Executive Compensation Arrangements

Each of the named executive officers is a party to agreements with us that set forth the terms and conditions with respect to his or her employment. The material terms of these agreements are described below.

Mr. Holleran. The Company entered into an amended and restated employment agreement with Mr. Holleran on March 2, 2021. Mr. Holleran’s employment agreement provides that, for so long as Mr. Holleran serves as our Chief Executive Officer, the Company will nominate him to serve as a member of the Board of Directors, and, if so elected, he will continue to serve as a member of the Board of Directors. Under Mr. Holleran’s employment agreement he is also entitled to certain personal benefits, including a car and reimbursement of related operating expenses through the expiration of the current car lease, and payment or reimbursement for dues for a specified organization and costs incurred in attending the organization’s meetings. In addition, Mr. Holleran’s amended and restated employment agreement, as amended on July 18, 2023, provided for relocation benefits of reasonable temporary housing and reimbursement for travel to and from Mr. Holleran’s home to the Company’s principal executive offices until September 30, 2023. In addition, pursuant to a relocation agreement between Mr. Holleran and Hayward Industries, Inc., dated November 14, 2023 (the “Relocation Agreement”), Hayward Industries, Inc. agreed to pay Mr. Holleran certain relocation benefits regarding relocating to the Charlotte, North Carolina metropolitan area, including a lump-sum payment of $10,000 and up to a $90,000 reimbursement for reasonable expenses associated with the sale of Mr. Holleran’s home, provided the home is sold by March 31, 2025, among other benefits set forth therein.

Under his amended and restated employment agreement, Mr. Holleran has agreed not to compete with the Company during his employment and for one year following his termination of employment or solicit the Company’s officers, employees, customers or vendors during his employment and for two years following his termination of employment. In addition, Mr. Holleran has agreed to a perpetual confidentiality covenant, an assignment of intellectual property covenant and a perpetual mutual non-disparagement covenant.

Mr. Jones. The Company entered into an amended and restated employment agreement with Mr. Jones on March 2, 2021. Under Mr. Jones’s employment agreement he is entitled to certain personal benefits generally provided to other senior executives (other than the chief executive officer), including a car and reimbursement of related operating expenses through the expiration of the current car lease. Under his amended and restated employment agreement, Mr. Jones has agreed not to compete with the Company during his employment and for one year following his termination of employment or solicit the Company’s officers, employees, customers or vendors during his employment and for two years following his termination of employment. Mr. Jones is also party to Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreements he entered into in connection with the grant to him of options to purchase the Company’s common stock under which he has agreed not to compete with the Company during his employment and for one year following his termination of employment or solicit the Company’s officers, employees, customers or vendors during his employment and for two years following his termination of employment. Mr. Jones has agreed to a perpetual confidentiality covenant, an assignment of intellectual property covenant and a non-disparagement covenant.

Ms. Canning. The Company entered into an employment agreement with Ms. Canning on May 12, 2021. Under Ms. Canning’s employment agreement, she is entitled to certain personal benefits generally provided to other senior executives (other than the chief executive officer). Under her employment agreement, Ms. Canning has agreed not to compete with us during her employment and for one year following her termination of employment or solicit our officers, employees, customers or vendors during her employment and for two years following her termination of employment. In addition, Ms. Canning has agreed to a perpetual confidentiality covenant, an assignment of intellectual property covenant and a mutual non-disparagement covenant.

Mr. Collins. The Company entered into an employment agreement with Mr. Collins on May 16, 2022. Under Mr. Collins’ employment agreement, he is entitled to certain personal benefits generally provided to other senior executives (other than the chief executive officer). Under his employment agreement, Mr. Collins has agreed not to compete with us during his employment and for one year following his termination of employment or solicit our officers, employees, customers or vendors during his employment and for two years following his termination of employment. In addition, Mr. Collins has agreed to a perpetual confidentiality covenant, an assignment of intellectual property covenant and a mutual non-disparagement covenant.

Mr. Blasco. Hayward Iberica entered into an employment agreement with Mr. Blasco on March 8, 2019. Under Mr. Blasco’s employment agreement, he is entitled to certain personal benefits, such as automobile use or allowance, death and disability insurance and health insurance. Under his employment agreement, Mr. Blasco has agreed not to compete with us or solicit our employees, customers or vendors during his employment and for one year following his termination of employment. In addition, Mr. Blasco has agreed to a perpetual confidentiality covenant, an assignment of intellectual property covenant and a non-disparagement covenant.

Mr. Roetken. The Company entered into an amended and restated employment agreement with Mr. Roetken on March 2, 2021. Under Mr. Roetken’s employment agreement he is entitled to certain personal benefits generally provided to other senior executives (other than the chief executive officer), including a car and reimbursement of related operating expenses through the expiration of the current car lease. Under his amended and restated employment agreement, Mr. Roetken has agreed not to compete with us during his employment and for one year following his termination of employment or solicit our officers, employees, customers or vendors during his employment and for two years following his termination of employment. In addition, Mr. Roetken has agreed to a perpetual confidentiality covenant, an assignment of intellectual property covenant and a mutual non-disparagement covenant. Mr. Roetken is also party to a Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement he entered into in connection with the grant to him of options to purchase our common stock under which he has agreed not to compete with us during his employment and for one year following his termination of employment or solicit our officers, employees, customers or vendors during his employment and for two years following his termination of employment.

Each of these agreements provides for certain severance benefits to be paid upon qualifying terminations of employment that are described below in “—Executive Severance Arrangements.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2023. Each of these awards were granted under the 2021 Plan unless otherwise noted. With respect to Mr. Roetken, pursuant to the terms of his equity award agreements, his unvested stock options and equity awards were forfeited as of the date of his separation of employment.

		Option Awards				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(2)
Kevin Holleran President, Chief Executive Officer	12/24/2019	3,310,000	390,000	1.40	12/24/2029	—	—	—	—
	3/11/2021	404,823	202,412	17.00	3/11/2031	—	—	—	—
	3/3/2022	169,388	338,779	17.10	3/3/2032	—	—	—	—
	3/3/2022	—	—	—	—	—	—	40,936	556,730
	3/2/2023	—	312,897	11.81	3/2/2033	—	—	—	—
	3/2/2023	—	—	—	—	—	—	62,660	852,176
	3/2/2023	—	—	—	—	125,318	1,704,325	—	—
Eifion Jones Senior Vice President, Chief Financial Officer	4/20/2020	753,375	312,000	1.40	4/20/2030	—	—	—	—
	3/11/2021	114,591	57,296	17.00	3/11/2031	—	—	—	—
	3/3/2022	44,969	89,939	17.10	3/3/2032	—	—	—	—
	3/3/2022	—	—	—	—	—	—	10,868	147,805
	3/2/2023	—	91,332	11.81	3/2/2033	—	—	—	—
	3/2/2023	—	—	—	—	—	—	18,290	248,744
	3/2/2023	—	—	—	—	36,580	497,488	—	—
Susan Canning Senior Vice President, Chief Legal Counsel and Corporate Secretary	8/4/2021	18,215	9,108	23.29	8/4/2031	—	—	—	—
	8/4/2021	—	—	—	—	716	9,738	—	—
	3/3/2022	25,588	51,182	17.10	3/3/2032	—	—	—	—
	3/3/2022	—	—	—	—	—	—	4,680	63,648
	3/2/2023	—	56,449	11.81	3/2/2033	—	—	—	—
	3/2/2023	—	—	—	—	—	—	11,304	153,734
	3/2/2023	—	—	—	—	41,448	563,693	—	—
John Collins Senior Vice President, Chief Commercial Officer	7/29/2022	20,681	41,363	11.67	7/29/2032	—	—	—	—
	7/29/2022	—	—	—	—	—	—	5,463	74,297
	7/29/2022	—	—	—	—	6,285	85,476	—	—
	3/2/2023	—	47,041	11.81	3/2/2033	—	—	—	—
	3/2/2023	—	—	—	—	—	—	9,420	128,112
	3/2/2023	—	—	—	—	18,840	256,224	—	—
Fernando Blasco, Vice President, General Manager Europe & Rest of World	4/25/2019	—	29,250	1.80	4/25/2029	—	—	—	—
	3/11/2021	9,816	4,909	17.00	3/11/2031	—	—	—	—
	3/3/2022	5,687	11,376	17.10	3/3/2023	—	—	—	—
	3/3/2022	—	—	—	—	—	—	1,376	18,714
	3/2/2023	—	9,809	11.81	3/2/2033	—	—	—	—
	3/2/2023	—	—	—	—	—	—	1,966	26,738
	3/2/2023	—	—	—	—	3,929	53,434	—	—
Richard Roetken (3) Former President, North America	8/27/2018	126,670	—	0.50	8/27/2028	—	—	—	—
	1/12/2021	156,000	39,000	3.61	1/12/2031	—	—	—	—
	3/11/2021	81,173	40,587	17.00	3/11/2031	—	—	—	—
	3/3/2022	30,896	61,794	17.10	3/3/2032	—	—	—	—
	3/3/2022	—	—	—	—	—	—	7,468	101,565
	3/2/2023	—	59,197	11.81	3/2/2033	—	—	—	—
	3/2/2023	—	—	—	—	—	—	11,856	161,242
	3/2/2023	—	—	—	—	23,709	322,442	—	—

(1)	The following sets forth the vesting schedule and related information for the outstanding unvested stock options, RSUs and PSUs (i.e. equity plan awards):

Grant Date	Grant Type	Vesting Schedule
4/25/2019	Stock Options	Unvested portion vests on April 25, 2024, subject generally to the executive’s continued employment with the company.
12/24/2019	Stock Options	Unvested portion vests on August 12, 2024, subject generally to the executive’s continued employment with the company.
4/20/2020	Stock Options	Unvested portion vests in two equal installments, on each of April 20, 2024 and April 20, 2025, subject generally to the executive’s continued employment with the company.
1/12/2021	Stock Options	Unvested portion vests in two equal installments, on each of August 28, 2024 and August 28, 2025, subject generally to the executive’s continued employment with the company.
3/11/2021	Stock Options	Unvested portion vests on April 11, 2024, subject generally to the executive’s continued employment with the company.
8/4/2021	Stock Options	Unvested portion vests on August 4, 2024, subject generally to the executive’s continued employment with the company.
8/4/2021	RSUs	Unvested portion vests on August 4, 2024, subject generally to the executive’s continued employment with the company.
3/3/2022	Stock Options	Unvested portion vests in two equal installments, on each of April 3, 2024 and April 3, 2025, subject generally to the executive’s continued employment with the company.
3/3/2022	PSUs	Award generally vests subject to the satisfaction of the three-year performance period and the executive’s continued employment with the company. Reflects target performance and generally any shares awarded would be issued in March 2025.
3/3/2022	RSUs	Unvested portion vests in two equal installments, on each of April 3, 2024 and April 3, 2025, subject generally to the executive’s continued employment with the company.
7/29/2022	Stock Options	Unvested portion vests in two equal installments, on each of July 29, 2024 and July 29, 2025, subject generally to the executive’s continued employment with the company.
7/29/2022	PSUs	Award generally vests subject to the satisfaction of the three-year performance period and the executive’s continued employment with the company. Reflects target performance and generally any shares awarded would be issued in March 2026.
7/29/2022	RSUs	Unvested portion vests in two equal installments, on each of July 29, 2024 and July 29, 2025, subject generally to the executive’s continued employment with the company.
3/2/2023	Stock Options	Unvested portion vests in three equal installments, on each of March 2, 2024, March 2, 2025 and March 2, 2026, subject generally to the executive’s continued employment with the company.
3/2/2023	PSUs	Award generally vests subject to the satisfaction of the three-year performance period and the executive’s continued employment with the company. Reflects target performance and generally any shares awarded would be issued in March 2027.
3/2/2023	RSUs	Unvested portion vests in three equal installments, on each of March 2, 2024, March 2, 2025 and March 2, 2026, subject generally to the executive’s continued employment with the company.

(2)	Market values reflect the closing price of our common stock quoted on the NYSE on December 29, 2023 (the last trading day of 2023), which was $13.60 per share.

(3)	Mr. Roetken’s employment with the Company ceased on December 31, 2023 and all of his unvested equity awards were forfeited immediately thereafter. Pursuant to the terms of his option award agreements, Mr. Roetken may exercise vested stock options up to 90 days following the date he ceased serving as an employee.

OPTION EXERCISES AND STOCK VESTED TABLE - FISCAL YEAR 2023

The following table shows for Fiscal Year 2023 the number of shares acquired upon exercise of option awards and the vesting of stock awards and the value realized upon such exercise and vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Kevin Holleran	—	—	—	—
Eifion Jones	200,000	2,450,612	—	—
Susan Canning	—	—	716	10,518
John Collins	—	—	3,141	41,838
Fernando Blasco	29,250	367,427	—	—
Richard Roetken	450,080	5,702,718	—	—

(1)	Value realized on exercise is computed by multiplying the number of shares of stock options exercised by the price difference between the exercise price and the closing market price of the Company’s common stock on the applicable exercise date.

(2)	Represents the gross number of shares acquired on vesting of RSUs, as applicable, without taking into account any shares withheld to satisfy applicable tax obligations.

(3)	Value realized on vesting is computed by multiplying the number of shares of RSUs, as applicable, vested by the closing market price of the Company’s common stock on the applicable vesting date (or the last business day immediately prior thereto if the vesting date is not a trading day on the NYSE).

EMPLOYEE DEFERRED COMPENSATION

The Company maintains the Hayward Industries, Inc. Supplementary Retirement Plan, a nonqualified deferred compensation plan in which participants, including our named executive officers, receive employer contributions up to a 9% match of cash compensation deferred under the plan.

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)

Kevin Holleran	92,313	83,082	60,167	—	2,629,966
Eifion Jones	53,365	53,365	11,368	—	456,906
Susan Canning	51,317	51,317	6,068	—	238,950
John Collins	39,989	39,989	2,998	—	138,617
Fernando Blasco	—	—	—	—	—
Richard Roetken	44,987	44,987	17,596	—	755,994

(1)	Named executive officer contributions include employee elective deferrals of base salary or annual bonus. Accordingly, all amounts in this column are included in the Summary Compensation Table in one or more of the following columns for Fiscal Year 2023: “Salary” or “Non-Equity Incentive Plan Compensation.”

(2)	These amounts for Fiscal Year 2023 appear in the “All Other Compensation” column of the Summary Compensation Table.

(3)	Represents interest accrued, gain on Company stock and reinvested dividends included in each named executive officer’s deferred compensation account.

(4)	The aggregate balance as of December 31, 2023 represents the balance in each named executive officer’s participant account.

SUMMARY OF POTENTIAL PAYMENTS AND BENEFITS-TERMINATION EVENTS

Overview

This section describes the benefits payable to our named executive officers in two circumstances:

●	Termination of Employment

●	Change in Control

Executive Severance Arrangements

Employment Agreements. Each of the named executive officers is entitled to severance payments and benefits in connection with certain qualifying terminations of employment under their respective employment agreements. If we terminate any of the named executive officers’ employment, other than Mr. Blasco, whose severance benefits are summarized in the following paragraph, without cause or by him or her for good reason (as such terms are defined in the respective employment agreements), he or she will be entitled to receive (i) any earned, but unpaid, base salary and any earned and payable, but unpaid, annual bonus, (ii) a pro-rata portion of his or her annual bonus for the year in which his or her termination occurs, to the extent earned, (iii) an amount equal to the sum of his or her annual base salary and target bonus paid in 12 monthly equal installments (two times the sum of his annual base salary and target bonus paid in twenty-four monthly equal installments in the case of Mr. Holleran), (iv) either a payment equal to the cost of any personal benefits, welfare benefits and retirement plan contributions he or she would have been eligible to receive in the 12 months following the date of termination or the provision, for 12 months following the date of termination, of such benefits (the “Welfare Benefits”), (v) payment of a portion of his or her COBRA premiums for 12 months following his or her termination (or, if earlier, until the date on which the executive receives equivalent health care benefit coverage under a subsequent employer’s plans) at the rate we pay for active employees for the executive and his or her dependents, subject to his eligibility for, and timely election of, COBRA coverage and his continued payment of the portion of the cost required to be paid by him or her (the “COBRA Benefit”), and (vi) outplacement counseling services for six months following termination. If any of the named executive officers’ employment is terminated, other than Mr. Blasco, as a result of his or her death, his or her estate or other legal representative will be entitled to receive (i) any earned, but unpaid, base salary and any earned and payable, but unpaid, annual bonus and (ii) a pro-rata portion of his or her annual bonus for the year in which his or her termination occurs, to the extent earned. If any of the named executive officers’ employment is terminated as a result of his or her disability, he or she will be entitled to receive (i) any earned, but unpaid, base salary and any earned and payable, but unpaid, annual bonus, (ii) a pro-rata portion of his or her annual bonus for the year in which his or her termination occurs, to the extent earned, (iii) the Welfare Benefits, and (iv) the COBRA Benefit. Our obligation to provide the named executive officers, other than Mr. Blasco, with severance payments and other benefits under his or her respective employment agreement, other than any earned and payable, but unpaid, annual bonus or severance benefits as a result of his death, is conditioned on his or her signing a release of claims in favor of us and upon compliance with the confidentiality, assignment of intellectual property, non-compete and non-solicit covenants set forth in his or her respective employment agreement.

Mr. Blasco is entitled to severance payments and benefits in connection with certain qualifying terminations of employment under his employment agreement. If Mr. Blasco’s employment is terminated without cause (as defined in his employment agreement), he will be entitled to receive his base salary for a period of one year.

None of our named executive officers are entitled to receive a tax gross-up payable with respect to any excise tax due under the federal tax code as a result of the payments of severance benefits described above. The employment agreements of the named executive officers include provisions to scale back payments under the agreement in the event that the payments otherwise would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code and such reduction would result in the executive retaining a larger amount on an after-tax basis.

Equity Awards. Each of the named executive officers have received equity awards subject to varying provisions with respect to vesting in the event of termination, death, disability or a change of control. The terms “cause,” “good reason” and “change of control” referred to below are defined in the respective named executive officer’s equity award agreement or the relevant equity plan.

With respect to Mr. Holleran’s unvested time-vesting options with respect to shares of our common stock issued pursuant to the 2017 Plan, in the event of a change of control, such options will vest in full as of the date of the change of control, subject to continued employment with us. If Mr. Holleran’s employment is terminated as a result of his death or disability, in addition to the severance benefits described above, his then-unvested time-vesting options that would have vested within the following year will immediately vest. If Mr. Holleran’s employment is terminated by us without cause or by him for good reason, in either case within 12 months following a transaction that is not a change of control and certain investors cease to own certain investor shares following the transaction, in addition to the severance benefits described above, Mr. Holleran’s then-unvested time-vesting options will vest in full.

With respect to each of the named executive officers’ unvested time-vesting options and RSUs issued pursuant to the 2021 Plan, in the event of a change of control, if the surviving entity assumes the options and RSUs and his or her employment is terminated without cause or by him or her for good reason within an 18-month period following the change of control, any such unvested options will vest in full as of immediately prior to the change of control. If any named executive officer’s employment is terminated for any reason, any unvested options and RSUs will be immediately forfeited, unless the Company and such named executive officer agree otherwise.

For the named executive officers other than Mr. Holleran, unvested time-vesting options with respect to shares of our common stock issued pursuant to the 2017 Plan provide that, in the event of a change of control, such options will vest in full as of the date of the change of control, subject to continued employment with us. If such named executive officer’s employment is terminated as a result of his death or disability, in addition to the severance benefits described above, his then-unvested time-vesting options that would have vested within the following year will immediately vest.

SUMMARY OF POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table provides information regarding certain potential payments that would have been made to the named executive officers if the triggering event occurred on December 31, 2023, the last day of the fiscal year, based on the actual value per share of our common stock of $13.60 on December 29, 2023, the last trading day of 2023, where applicable. If a triggering event were to occur, the amounts actually received will vary based on factors such as the timing of such triggering event and the value per share of our common stock at such time. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination, or (ii) other benefits earned or accrued by the named executive officer during his or her employment that are available to all salaried employees, such as accrued vacation, and assume that any successor company in a change in control assumed or substituted awards for any outstanding awards under the 2021 Plan and 2017 Plan.

Name	Benefit	Death(1) ($)	Disability(1) ($)	Termination Without Cause or for Good Reason (no Change in Control) ($)	Termination Without Cause or for Good Reason in Connection with a Change in Control ($)
Kevin Holleran	Cash	—	—	4,003,669	4,003,669
	Equity Acceleration(2)	4,758,000	4,758,000	—	8,431,316
	Value of Health Benefits	—	26,186	26,186	26,186
	Value of Retirement Contributions (3)	—	219,993	219,993	219,993
	Value of Outplacement Services (4)	—	—	6,000	6,000
	Total	4,758,000	5,004,179	4,255,848	12,687,164
Eifion Jones	Cash	—	—	936,731	936,731
	Equity Acceleration(2)	3,806,400	3,806,400	—	4,863,921
	Value of Health Benefits	—	26,186	26,186	26,186
	Value of Retirement Contributions (3)	—	114,000	114,000	114,000
	Value of Outplacement Services (4)	—	-	6,000	6,000
	Total	3,806,400	3,946,586	1,082,917	5,946,838
Susan Canning	Cash	—	—	662,692	662,692
	Equity Acceleration(2)	—	—	—	891,857
	Value of Health Benefits	—	18,568	18,568	18,568
	Value of Retirement Contributions (3)	—	85,575	85,575	85,575
	Value of Outplacement Services (4)	—	—	6,000	6,000
	Total	—	104,143	772,835	1,664,692
John Collins	Cash	—	—	666,827	666,827
	Equity Acceleration(2)	—	—	—	708,143
	Value of Health Benefits	—	24,918	24,918	24,918
	Value of Retirement Contributions (3)	—	101,850	101,850	101,850
	Value of Outplacement Services (4)	—	—	6,000	6,000
	Total	—	126,768	799,595	1,507,738
Fernando Blasco	Cash	—	—	311,258	311,258
	Equity Acceleration(2)	345,150	345,150	—	461,594
	Value of Health Benefits	—	—	—	—
	Value of Retirement Contributions (3)	—	—	—	—
	Value of Outplacement Services (4)	—	—	—	—
	Total	345,150	345,150	311,258	772,852
Richard Roetken	Cash	—	—	858,606	858,606
	Equity Acceleration(2)	389,610	389,610	—	1,080,821
	Value of Health Benefits	—	9,957	9,957	9,957
	Value of Retirement Contributions (3)	—	104,138	104,138	104,138
	Value of Outplacement Services (4)	—	—	6,000	6,000
	Total	389,610	503,705	978,701	2,059,522

(1)	Except for Mr. Blasco, pursuant to their employment agreements, the named executive officers are entitled to a pro-rata bonus based on the amount that would have actually paid to such named executive officer pursuant the annual incentive plan for the year ended December 31, 2023 in the event of the death or disability of such named executive officer. As no bonus amount was earned under the annual incentive plan for the year ended December 31, 2023, the amounts shown reflect no cash being paid for this portion of the named executive officer’s death or disability severance payment.

(2)	Determined based on the closing price of our common stock quoted on the NYSE on December 29, 2023, the last trading day of 2023, which was $13.60 per share.

(3)	Consists of payment of an amount equal to the cost of any perquisites, welfare benefits, and retirement plan contributions the named executive officer would otherwise have been eligible to receive in the 12 months following the named executive officer’s termination.

(4)	Represents the estimated amounts payable by us for outplacement services for the 6-month period following termination of the named executive officer’s employment without cause or for good reason.

PAY VERSUS PERFORMANCE

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing the following disclosure regarding executive “Compensation Actually Paid” (“CAP”), as calculated under applicable SEC rules, for our principal executive officer (“PEO”) and our other named executive officers (“non-PEO NEOs”) and certain financial performance measures for Fiscal Year 2023. Because we became a reporting company under the Exchange Act in March 2021, we are required to present this information only for the fiscal years ended December 31, 2023 and 2022, with future annual meeting proxy statements expanding the period by an additional year until the period addressed by the disclosure is five years.

In determining the CAP to our PEO and the CAP to our non-PEO NEOs, we are required to make various adjustments to the total compensation amounts that have been reported in the Summary Compensation Table, as the SEC’s valuation methods for this section differ from those required in the SCT. Information regarding the methodology for calculating CAP to our PEO and the CAP to our non-PEO NEOs, including details regarding the amounts that were deducted from, and added to, the SCT totals to arrive at the values presented for CAP, are provided in the footnotes to the table. Note that for non-PEO NEOs, compensation is reported as an average. As identified in the footnotes to the table, the determination of CAP includes adjustments to reflect, among other things, period-to-period changes in the value of unvested equity awards, including PSUs awarded to our NEOs. Accordingly, such amounts do not reflect the value of compensation actually delivered to, or received by the PEO or the Non-PEO NEOs, in the period reported in the table, as the amount of actual compensation received by any executive officers depends on whether the executive officer satisfies the conditions for vesting of any such award, the extent to which performance conditions for performance-based awards are satisfied, and the value of our common stock on the date such awards vest (or, with respect to options, on the date that vested options are exercised). A graphical representation of the relationship between CAP and certain financial performance measures is also presented below.

The Compensation Discussion & Analysis (“CD&A”) section of this proxy statement, above, describes the process by which the compensation committee sets the compensation for our named executive officers. This process is completed independently of determining CAP for purposes of disclosure in this “Pay Versus Performance” section. Accordingly, the compensation committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Pay Versus Performance

Year	Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(2) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(3) ($)	Average Compensation Actually Paid to Non-PEO NEOs(2)(3) ($)	Value of Initial Fixed $100 Investment Based on:		Net Income	Adjusted EBITDA(5)
					HAYW Total Shareholder Return(4) ($)	Peer Group Total Shareholder Return(4) ($)
							($ in millions)
2023	5,632,006	10,863,724	1,371,351	2,135,253	51.85	85.68	80.7	247.3
2022	5,620,709	-21,227,402	1,347,933	-2,723,088	35.84	60.89	179.3	367.6

(1) Kevin Holleran served as President and Chief Executive Officer throughout Fiscal Years 2023 and 2022 and is identified as the PEO in the table.

(2) Deductions from, and additions to, total compensation in the Summary Compensation Table to calculate CAP consist of:

	2023			2022
	PEO ($)	Average Non-PEO NEOs ($)	PEO ($)	Average Non-PEO NEOs ($)
Total Compensation from Summary Compensation Table	5,632,006	1,371,351	5,620,709	1,347,933
Adjustments for Equity Awards
Adjustment for grant date values in the Summary Compensation Table	(3,700,024)	(668,463)	(3,500,006)	(577,866)
Year-end fair value of unvested awards granted in the current year	3,786,511	689,787	1,019,537	179,649
Year-over-year difference of year-end fair values for unvested awards granted in prior years	2,911,429	504,927	(17,488,238)	(2,615,401)
Fair values at vest date for awards granted and vested in current year	-	-	-	-
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	2,233,802	237,651	(6,879,404)	(864,161)
Forfeitures during current year equal to prior year-end fair value	-	-	-	(193,242)
Total Adjustments for Equity Awards	5,231,718	763,902	(26,848,111)	(4,071,021)
Compensation Actually Paid (as calculated)	10,863,724	2,135,253	(21,227,402)	(2,723,088)

(3)

Non-CEO NEOs reflect the average Summary Compensation Table total compensation and average CAP for the following executives by year:

2023: Eifion Jones, John Collins, Susan Canning, Fernando Blasco, Richard Roetken

2022: Eifion Jones, Richard Roetken, John Collins, Susan Canning, Lesley Billow

(4)	Total Shareholder Return (“TSR”) is determined based on the value of an initial fixed investment of $100 made on the last trading day of the year preceding the earliest year presented in the table and ending the last trading day of the covered year. The TSR peer group consists of the Company’s compensation peer group, which is identified on page 31.

(5)	Adjusted EBITDA is a financial measure selected by the compensation committee for evaluating performance with respect to the compensation of our NEOs. Please see page 33 for a description of the calculation of Adjusted EBITDA.

Performance measures used to link performance to executive compensation

We have listed below the three performance measures that represent the most important metrics we used to link CAP to our NEOs for 2023:

1.	adjusted EBITDA;
2.	adjusted Free Cash Flow; and
3.	TSR.

The first two financial performance measures are discussed in detail in “Executive Compensation–Compensation Discussion and Analysis–Bonus Compensation” in this proxy statement, including the use of these measures in annual and long-term performance-based compensation awards. The final measure–TSR–is described above within this section.

Graphical description of the relationship between Compensation Actually Paid and Financial Performance Measures

The illustrations below provide a graphical description of CAP (as calculated under applicable SEC rules) and the following financial performance measures:

●	the Company’s cumulative TSR and the Peer Group’s cumulative TSR;

●	the Company’s Net Income; and

●	the Company Selected Measure, which for Hayward is Adjusted EBITDA.

CAP and Cumulative TSR / Cumulative TSR of the Peer Group

CAP vs. TSR
$15,000
$10,000
$5,000
$-
$(5,000)
$(10,000)
$(15,000)
$(20,000)
$(25,000)
Compensation ($000s)
$100.00
$50.00
$-
$(50.00)
$(100.00)
Total Shareholder Return on $100 Invested at Beginning of Period
$60.89
$35.84
$(21,227)
$(2,723)
$10,864
$85.68
$51.85
$2,135
12/31/2022
12/31/2023
CEO Compensation Actually Paid
Average NEO Compensation Actually Paid
HAYW value of $100 Invested 12/31/21
Peer Group value of $100 Invested 12/31/21

CAP and Company Net Income

CAP vs. Net Income
$15,000
$10,000
$5,000
$-
$(5,000)
$(10,000)
$(15,000)
$(20,000)
$(25,000)
Compensation ($000s)
$300
$225
$150
$75
$-
$(75)
$(150)
Net Income ($ Mil.)
$10,864
$2,135
$179.35
$(2,723)
$80.70
$(21,227)
12/31/2022
12/31/2023
CEO Compensation Actually Paid
Average NEO Compensation Actually Paid
Net Income ($Mil.)

CAP and Company Adjusted EBITDA

CAP vs. Adj. EBITDA
$15,000
$10,000
$5,000
$-
$(5,000)
$(10,000)
$(15,000)
$(20,000)
$(25,000)
Compensation ($000s)
$500
$375
$250
$125
$-
$(125)
$(250)
Adj. EBITDA ($ Mil.)
$367.60
$10,864
$2,135
$247.27
$(2,723)
$(21,227)
12/31/2022
12/31/2023
CEO Compensation Actually Paid
Average NEO Compensation Actually Paid
Adj. EBITDA ($Mil.)

The information included in this “Pay Versus Performance” section is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act, or under the Exchange Act except to the extent that we specifically incorporate this information by reference.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the annual total compensation, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K (“Annual Total Compensation”) of our median-compensated employee and the annualized Annual Total Compensation of the individual who served as our CEO in Fiscal Year 2023. For our Fiscal Year 2023:

•	the Annual Total Compensation of our median-compensated employee was $57,703 and

•	the Annual Total Compensation of Mr. Holleran, who served as our CEO throughout Fiscal Year 2023, was $5,632,006.

Accordingly, the ratio of the Annual Total Compensation of the CEO in Fiscal Year 2023 to the median-compensated employee’s Annual Total Compensation for Fiscal Year 2023 was 98 to 1.

The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. Because the SEC rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s Annual Total Compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the amount of compensation of the median-compensated employee and the pay ratio reported by other companies may not be comparable to our estimates reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

In identifying the median-compensated employee for Fiscal Year 2023, we used base salary as our consistently applied compensation measure to determine our median employee from our employee population, excluding our CEO, as of December 31, 2023. For hourly employees, the annual base salary was calculated using a reasonable estimate of hours worked and their hourly wage rate. We annualized base salaries for full-time and part-time employees who were employed as of December 31, 2023 but were not employed for the full fiscal year. For our non-U.S. employees, we used the currency exchange rates applicable at December 31, 2023 to convert their base salary into U.S. dollars.

PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed PwC as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2024. PwC has served as our independent registered public accounting firm since 1999.

At the Annual Meeting, our stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2024. Stockholder ratification of the selection of PwC as our independent registered public accounting firm is not required by Delaware law, our certificate of incorporation or our bylaws. However, our audit committee is submitting the appointment of PwC to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of PwC and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if our audit committee believes that such a change would be in the best interests of our company and our stockholders, including the satisfactory agreement of audit fees. If our stockholders do not ratify the appointment of PwC, our Board of Directors may reconsider the appointment. Representatives of PwC are expected to be present (virtually) at the Annual Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions from our stockholders.

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee engaged PwC to perform an annual audit of the Company’s financial statements for the fiscal year ended December 31, 2023. The Audit Committee was responsible for determination and approval of audit fees primarily based on audit scope, with consideration of audit team skills and experiences.

Pursuant to SEC rules, the fees billed by PwC for each of the past two years are disclosed in the table below:

(in thousands)	FY 2023	FY 2022
Audit Fees	$ 3,219	$ 3,193
Audit Related Fees	51	41
Tax Fees	51	148
All Other Fees	7	6
Total Fees	$ 3,328	$ 3,388

Audit Fees

Consists of fees for professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K, review of our quarterly financial statements presented in our Quarterly Reports on Form 10-Q and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, such as registration statements.

Audit-related Fees

Consists of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees.” This category primarily includes fees related to the 401(k) plan audit.

Tax Fees

Consists of fees for professional services for tax advisory, compliance services, and consultations for customs recovery.

All Other Fees

Consists of fees for permitted products and services other than those that meet the criteria above.

AUDITOR INDEPENDENCE

In Fiscal Year 2023, there were no other professional services provided by PwC, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of PwC.

PRE-APPROVAL POLICIES AND PROCEDURES

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board (“PCAOB”), regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. All services provided by PwC in Fiscal Years 2023 and 2022 were pre-approved by our audit committee prior to any services being rendered.

VOTE REQUIRED

The ratification of the appointment of PwC requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting and are voted for or against the proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote against this proposal. Broker non-votes are not considered votes for or against this proposal and thus will have no effect on the outcome of the proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024.

REPORT OF THE AUDIT COMMITTEE

The primary purpose of the audit committee is to assist our Board of Directors in overseeing (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditors’ qualifications and independence, (4) the performance of the independent auditors and our internal audit function and (5) other matters as set forth in the audit committee’s charter. The audit committee is further responsible for the appointment and oversight of our independent auditor and is involved in the selection of the independent auditor’s lead audit partner.

The audit committee has reviewed and discussed the company’s audited financial statements for the year ended December 31, 2023 with management and PwC and, with and without management present, reviewed and discussed the results of PwC’s examination of the financial statements. The audit committee also discussed with management, PwC and our internal auditors, the quality and adequacy of our internal controls and the processes for assessing and monitoring risk. The audit committee reviewed with both PwC and our internal auditor their audit plans, audit scope and identification of audit risks.

The audit committee has discussed with PwC the matters required to be discussed by the PCAOB. The audit committee has also received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence and has discussed PwC’s independence with PwC.

Based on the foregoing, the audit committee has recommended to our Board of Directors that such audited financial statements be included in our Form 10-K for the fiscal year ended December 31, 2023 as filed with the SEC.

Respectfully submitted by the members of the audit committee of the Board of Directors:

Lori Walker (Chairperson)

Diane Dayhoff

Arthur Soucy

This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of April 2, 2024 (except with respect to Mr. Roetken, for whom information is presented as of December 31, 2023) by the following individuals or groups:

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and current executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

The percentage ownership information shown in the table is based upon 214,716,389 shares of common stock outstanding as of April 2, 2024, which does not include the 28,666,369 shares held by the Company in treasury.

Name of Beneficial Owner	Amount and Nature(1)	Percentage of Class
Directors:
Christopher Bertrand(2)	-	*
Kevin Brown(2)	-	*
Diane Dayhoff	28,277	*
Stephen Felice	425,455	*
Lawrence Silber	178,677	*
Arthur Soucy	144,352	*
Lori Walker	30,277	*
Edward Ward	20,925	*
Named Executive Officers:
Kevin Holleran(3)	4,566,726	2.13%
Eifion Jones	1,403,561	*
Susan Canning(4)	99,215	*
John Collins	43,065	*
Fernando Blasco	40,990	*
Richard Roetken (5)	165,075	*
Directors and Current Executive Officers as a Group (13 total)	6,981,520	3.25%
5% or Greater Stockholders:
MSD Partners, L.P., et al. 645 Fifth Avenue, 21st Floor New York, NY 10022	71,538,085(6)	33.32%
FMR LLC 245 Summer Street Boston, Massachusetts 02210	29,117,154(7)	13.56%
BlackRock 50 Hudson Yards New York, NY 10001	16,306,232(8)	7.59%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	14,703,702(9)	6.85%

*	Represents beneficial ownership of less than 1%.

(1)	These numbers include the following shares that the individuals may acquire within 60 days after April 2, 2024 through the exercise of stock options: Mr. Felice: 126,750 option shares, Mr. Silber: 140,400 option shares, Mr. Soucy: 121,750 option shares, Mr. Holleran: 4,256,023 option shares, Mr. Jones: 1,201,643 option shares, Ms. Canning: 88,209 option shares, Mr. Collins: 36,361 option shares, and Mr. Blasco: 29,369 option shares all directors and current executive officers as a group: 6,000,505 option shares. These numbers also include the following shares that the individuals may acquire within 60 days after April 2, 2024 through the vesting of restricted stock units: Ms. Dayhoff: 10,213 restricted stock units, Mr. Felice: 16,340 restricted stock units, Mr. Silber: 10,213 restricted stock units, Mr. Soucy: 10,213 restricted stock units, Ms. Walker: 10,213 restricted stock units, and Mr. Ward: 10,213 restricted stock units and all directors and current executive officers as a group: 67,405 restricted stock units.

(2)	Does not include shares of our common stock held by an affiliate of MSD Partners. Mr. Bertrand is a Managing Director of MSD Partners’ Private Capital Group and Mr. Brown is Co-Head of MSD Partners’ Private Capital Group.

(3)	Kevin Holleran also serves as a director. Shares reported as beneficially owned include 2,100 shares owned by Mr. Holleran indirectly.

(4)	Shares reported as beneficially owned include 535.43 shares owned by Ms. Canning indirectly.

(5)	Mr. Roetken’s separation of employment with the Company occurred on December 31, 2023.

(6)	This information is based on an amended Schedule 13G dated February 13, 2023, filed with the SEC by MSD Partners, L.P. (“MSD Partners”) and MSD Aqua Partners, LLC, (“MSD Aqua Partners”) reporting beneficial ownership as of December 31, 2022 and a Form 13F filed by MSD Partners, on February 14, 2024 reporting beneficial ownership as of December 31, 2023. The Schedule 13G reported that MSD Aqua Partners is the direct owner of the securities covered by the Schedule 13G. MSD Partners is the investment manager of, and may be deemed to beneficially own securities beneficially owned by MSD Aqua Partners. MSD Partners (GP), LLC (“MSD GP”) is the general partner of, and may be deemed to beneficially own securities beneficially owned by, MSD Partners. Gregg R. Lemkau maintains investment discretion over this investment and margin therefore may be deemed to beneficially own securities beneficially owned by MSD GP. Each of MSD Partners, MSD Aqua Partners, MSD GP, Mr. Lemkau is reported to have shared voting power and shared dispositive power with respect to 71,538,085 shares of the Company’s common stock.

(7)	This information is based on a Schedule 13G dated February 8, 2024, filed with the SEC by FMR LLC reporting beneficial ownership as of December 29, 2023. The Schedule 13G reported that FMR LLC has sole power to vote or direct the vote over 29,115,109 shares of the Company’s common stock and sole power to dispose or to direct the disposition of 29,117,154 shares of the Company’s common stock. The Schedule 13G reported that members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC, and may be deemed to beneficially own 29,117,154 shares of Company common stock.

(8)	This information is based on a Schedule 13G dated January 26, 2024 filed with the SEC by BlackRock, Inc. reporting beneficial ownership as of December 31, 2023. The Schedule 13G reported that BlackRock, Inc. has sole voting power over 15,996,662 shares of the Company’s common stock, shared voting power over 0 shares of the Company’s common stock, sole dispositive power over 16,306,232 shares of the Company’s common stock, and shared dispositive power over 0 shares of the Company’s common stock.

(9)	This information is based on a Schedule 13G dated February 13, 2024 filed with the SEC by The Vanguard Group reporting beneficial ownership as of December 29, 2023. The Schedule 13G reported that The Vanguard Group has sole voting power over 0 shares of the Company’s common stock, shared voting power over 49,772 shares of the Company’s common stock, sole dispositive power over 14,505,741 shares of the Company’s common stock, and shared dispositive power over 197,961 shares of the Company’s common stock.

SECTION 16 REPORTS

Section 16(a) of the Exchange Act requires our officers, directors, and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater-than-ten-percent stockholders are also required by the SEC to furnish us with copies of all Section 16(a) forms that they file. Based solely upon a review of these forms filed with the SEC, we believe that all reports required to be filed by these individuals and persons under Section 16(a) were filed during the year ended December 31, 2023 and that such filings were timely.

RELATED-PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of Fiscal Year 2023, to which we have been or will be a participant in which:

•	the amounts involved exceeded or will exceed $120,000; and
•	any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

For a description of our policies and procedures for the review and approval of related-person transactions, see “Corporate Governance—Related-Party Transaction Policy.”

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

In connection with the closing of the transaction in which we were acquired by entities affiliated with CCMP, MSD Partners and AIMCo, and members of management and our Board of Directors in June 2017 (the “Acquisition”) we entered into a stockholders agreement (as amended, the “Stockholders Agreement”) with certain stockholders.

In connection with the IPO, we amended and restated the Stockholders Agreement. The Stockholders Agreement, as so amended and restated, provided affiliates of the Sponsors and AIMCo with certain registration rights described below. In addition, pursuant to the Stockholders Agreement, prior to March 3, 2023, the Sponsors agreed to act together with respect to their shares of our common stock and to coordinate with respect to the timing and manner of disposition of shares of our common stock by the stockholders party to the agreement. Because CCMP no longer owns any shares of our common stock, this cooperation provision is no longer in effect. Further, CCMP withdrew from the registration rights provisions of the Stockholders Agreement following its common stock holdings dropping below five percent of our outstanding common stock. The Stockholders Agreement also provides the Company with certain rights to repurchase shares of our common stock from certain existing management stockholders in the event that such individual’s employment with the Company is terminated for any reason.

Demand registration rights

MSD, for so long as it holds Registrable Shares (as defined in the Stockholders Agreement), has the right to demand that we file registration statements at any time. These registration rights are subject to specified conditions and limitations, including the right of the underwriters, if any, to limit the number of shares included in any such registration under specified circumstances. Upon such a request, we will be required to use best efforts to promptly effect the registration.

Piggyback registration rights

If we propose to register any shares of our equity securities under Securities Act, either for our own account or for the account of any other person, then the parties to the Stockholders Agreement will be entitled to notice of the registration and will be entitled to include their shares of common stock in the registration statement. These piggyback registration rights are subject to specified conditions and limitations, including the right of the underwriters, if any, to limit the number of shares included in any such registration under specified circumstances.

Shelf registration rights

MSD, for so long as it holds Registrable Shares (as defined in the Stockholders Agreement), is entitled to have their shares of common stock registered by us on a Form S-3 registration statement at our expense. These shelf registration rights are subject to specified conditions and limitations. On May 2, 2022, the Company filed an automatically effective Form S-3 registration statement for use by selling stockholders, including CCMP and MSD.

Expenses and indemnification

We are required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares described above and to indemnify such stockholders and certain other persons against certain liabilities that may arise under the Securities Act in connection with any such offering and sale of our shares.

ARRANGEMENTS WITH OUR DIRECTORS AND OFFICERS

In addition, we have certain agreements with our directors and officers which are described in the sections entitled “Executive Compensation—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Executive Compensation Arrangements” and “Director Compensation.”

We have entered into indemnification agreements with our officers and directors. These agreements and our bylaws require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

PURCHASES OF PRODUCTS IN THE ORDINARY COURSE OF BUSINESS

Certain of our related persons may, either directly or through their respective affiliates, enter into commercial transactions with us from time to time in the ordinary course of business, primarily for the purchase of merchandise. We believe that none of the transactions with such persons is significant enough to be considered material to such persons or to us.

ADDITIONAL INFORMATION

2023 ANNUAL REPORT AND SEC FILINGS

Our financial statements for our fiscal year ended December 31, 2023 are included in our 2023 Annual Report, which includes our Form 10-K for the fiscal year ended December 31, 2023 other than the exhibits thereto. This proxy statement and our 2023 Annual Report are posted on our website at www.global.hayward.com and are available from the SEC at its website at https://www.sec.gov. You may also obtain a copy of our 2023 Annual Report without charge by sending a written request to Hayward Holdings, Inc., Attention: Corporate Secretary, 1415 Vantage Park Drive, Suite 400, Charlotte, North Carolina 28203.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains certain statements that are “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (the “Act”) and releases issued by the SEC. Such forward-looking statements relating to us are based on the beliefs of our management as well as assumptions made by, and information currently available to, us. These forward-looking statements include, but are not limited to, statements about our strategies, plans, objectives, expectations, intentions, expenditures and assumptions and other statements contained in or incorporated by reference in this proxy statement that are not historical facts. When used in this document, words such as “may,” “will,” “should,” “could,” “intend,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “expect,” “plan,” “target,” “predict,” “project,” “seek” and similar expressions as they relate to us are intended to identify forward-looking statements. We believe that it is important to communicate our future expectations to our stockholders, and we therefore make forward-looking statements in reliance upon the safe harbor provisions of the Act. However, there may be events in the future that we are not able to accurately predict or control, and actual results may differ materially from the expectations we describe in our forward-looking statements.

Examples of forward-looking statements include, among others, statements we make regarding: our financial position; business plans and objectives; general economic and industry trends; business prospects; future product development and acquisition strategies; growth and expansion opportunities; operating results; and working capital and liquidity. The forward-looking statements in this proxy statement are only predictions. We may not achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place significant reliance on our forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of forward-looking statements taken from third-party industry and market reports.

Important factors that could affect our future results and could cause those results or other outcomes to differ materially from those indicated in our forward-looking statements include the following:

•	our relationships with and the performance of distributors, builders, buying groups, retailers and servicers who sell our products to pool owners;

•	impacts on our business from the sensitivity of our business to seasonality and unfavorable economic and business conditions;

•	competition from national and global companies, as well as lower-cost manufacturers;

•	our ability to develop, manufacture and effectively and profitably market and sell our new planned and future products;

•	our ability to execute on growth strategies and expansion opportunities;

•	impacts on our business from political, regulatory, economic, trade, and other risks associated with operating foreign businesses, including risks associated with geopolitical conflict;

•	our ability to maintain favorable relationships with suppliers and manage disruptions to our global supply chain and the availability of raw materials;

•	our ability to identify emerging technological and other trends in our target end markets;

•	failure of markets to accept new product introductions and enhancements;

•	the ability to successfully identify, finance, complete and integrate acquisitions;

•	our reliance on information technology systems and susceptibility to threats to those systems, including cybersecurity threats, and risks arising from our collection and use of personal information data;

•	regulatory changes and developments affecting our current and future products;

•	volatility in currency exchange rates and interest rates;

•	our ability to service our existing indebtedness and obtain additional capital to finance operations and our growth opportunities;

•	our ability to establish and maintain intellectual property protection for our products, as well as our ability to operate our business without infringing, misappropriating or otherwise violating the intellectual property rights of others;

•	the impact of material cost and other inflation;

•	our ability to attract and retain senior management and other qualified personnel;

•	the impact of changes in laws, regulations and administrative policy, including those that limit U.S. tax benefits, impact trade agreements and tariffs, or address the impacts of climate change;

•	the outcome of litigation and governmental proceedings;

•	the impact of product manufacturing disruptions, including as a result of catastrophic and other events beyond our control;

•	uncertainties related to distribution channel inventory management practices and the impact on our net sales volumes;

•	our ability to realize cost savings from restructuring activities; and

•	other factors set forth in “Item 1A. Risk Factors” of our 2023 Annual Report.

Many of these factors are macroeconomic in nature and are, therefore, beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from those described in this proxy statement as anticipated, believed, estimated, expected, intended, planned or projected. The forward-looking statements included in this proxy statement are made only as of the date of this report. Unless required by United States federal securities laws, we neither intend nor assume any obligation to update these forward-looking statements for any reason after the date of this proxy statement to conform these statements to actual results or to changes in our expectations.

OTHER MATTERS

Our Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as described in this proxy statement or execute and return, at your earliest convenience, your proxy card.

APPENDIX A

Non-GAAP Reconciliation

The following table presents reconciliations of actual performance amounts for the fiscal year ended December 31, 2023 of adjusted EBITDA and adjusted free cash flow to the comparable GAAP measure, as such performance measures were contemplated in setting performance goal levels under the annual incentive plan and as determined after completion of the fiscal year by the compensation committee. Adjusted EBITDA and adjusted free cash flow are not financial measures under GAAP. The compensation committee believes adjusted EBITDA and adjusted free cash flow are the most appropriate measures of the annual operating performance of our businesses and that performance on these measures, over time, are primary drivers of company value. Adjusted EBITDA is calculated in a manner consistent with adjusted EBITDA as presented by the Company in its quarterly and annual earnings announcements.  Adjusted free cash flow is calculated as adjusted EBITDA minus capital expenditures (net of proceeds) and the change in net working capital. These non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

(dollars in thousands)
Net income	$ 80,687
Depreciation	15,983
Amortization	37,079
Interest expense	73,584
Income taxes	20,400
EBITDA	227,733
Stock-based compensation(a)	1,270
Currency exchange items(b)	786
Acquisition and restructuring related expense, net(c)	13,213
Other(d)	4,271
Total Adjustments	19,540
Adjusted EBITDA	247,273
Capital expenditures, net of proceeds	(30,381)
Accounts receivable, net of allowances(e)	(61,766)
Inventories, net(e)	68,478
Accounts payable(e)	14,921
Accrued inventory purchases(e)	(3,364)
Adjusted free cash flow	$ 235,161

(a)	Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of Hayward’s initial public offering (the “IPO”).

(b)	Represents unrealized non-cash losses (gains) on foreign denominated monetary assets and liabilities and foreign currency contracts.

(c)	Adjustments primarily include $6.7 million of costs related to the discontinuation of a product line leading to an impairment of the associated fixed assets, inventory and intangible assets, $2.4 million related to programs to centralize and consolidate manufacturing operations and professional services in Europe, $1.9 million of costs associated with the relocation of the corporate headquarters to Charlotte, North Carolina, $1.2 million separation costs associated with the 2022 cost reduction program and $0.8 million of costs associated with integration costs from prior acquisitions.

(d)	Adjustments primarily include $1.8 million related to inventory and fixed asset write-offs in Europe and $1.5 million of costs incurred related to the selling stockholder offerings of shares in March, May and August 2023, which are reported in SG&A in our consolidated statements of operations.

(e)	Represents, respectively, the change in accounts receivable, net of allowances; inventories, net; accounts payable; and accrued inventory purchases from December 31, 2022 to December 31, 2023.

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VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 29, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees

	For	Withhold
1a. Diane Dayhoff (cl.III)	☐	☐
1b. Stephen Felice (cl.III)	☐	☐
1c. Kevin Holleran (cl.III)	☐	☐
1d. Lori Walker (cl.II)	☐	☐
1e. Lawrence Silber (cl.I)	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000639449_1 R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report/10K Form are available at www.proxyvote.com

HAYWARD HOLDINGS, INC.
Annual Meeting of Stockholders
May 30, 2024 8:00 a.m. Eastern Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Eifion Jones and Susan Canning, or each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot and in their discretion upon such other business as may properly be presented, all of the shares of common stock of HAYWARD HOLDINGS, INC. that are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. Eastern Time on May 30, 2024 and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors.

0000639449_2 R1.0.0.6

Continued and to be signed on reverse side